                                                                    Exhibit 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                    between

                           BRADLEY REAL ESTATE, INC.

                                      and

                         TUCKER PROPERTIES CORPORATION

                          Dated as of October 30, 1995





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

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
1.    The Merger and Amendment of Tucker Partnership Agreement.....................     1
      1.1  The Merger..............................................................     1
      1.2  The Closing.............................................................     1
      1.3  Effective Time..........................................................     2
      1.4  Amendment of Tucker Operating Limited Partnership Agreement.............     2
      1.5  Transfer of Securities of Tucker Management Corporation.................     2
      1.6  Amendments of Governing Documents of Tucker Subsidiaries................     2
      1.7  Release and Termination.................................................     3
      1.8  Severance Pay Plan and Agreements.......................................     3

2.    Charter and Bylaws of the Surviving Corporation..............................     3
      2.1  Charter.................................................................     3
      2.2  Bylaws..................................................................     3

3.    Directors and Officers of the Surviving Corporation..........................     3
      3.1  Directors...............................................................     3
      3.2  Officers................................................................     4

4.    Tucker Stock.................................................................     4
      4.1  Conversion of the Tucker Stock..........................................     4
      4.2  Exchange of Certificates Representing Tucker Common Stock...............     5
      4.3  Return of Exchange Fund.................................................     7

5.    Representations and Warranties of Tucker.....................................     7
      5.1  Existence; Good Standing; Authority; Compliance With Law................     7
      5.2  Authorization, Validity and Effect of Agreements........................     8
      5.3  Capitalization..........................................................     9
      5.4  Subsidiaries............................................................     11
      5.5  Other Interests.........................................................     11
      5.6  No Violation............................................................     12
      5.7  SEC Documents...........................................................     12
      5.8  Litigation..............................................................     13
      5.9  Absence of Certain Changes..............................................     13
      5.10 Taxes...................................................................     14
      5.11 Books and Records.......................................................     15
      5.12 Properties..............................................................     15
      5.13 Leases..................................................................     17
      5.14 Rents...................................................................     18
      5.15 Environmental Matters...................................................     18
      5.16 Employee Benefit Plans..................................................     19

                                                (i)

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
      5.17 Labor Matters..........................................................      20
      5.18 No Brokers.............................................................      20
      5.19 Opinion of Financial Advisor...........................................      20
      5.20 Bradley Share Ownership................................................      20
      5.21 Related Party Transactions.............................................      20
      5.22 Contracts and Commitments..............................................      21
      5.23 Development Rights.....................................................      21
      5.24 Certain Payments Resulting From Transactions...........................      21
      5.25 Indemnification Claims.................................................      22
      5.26 Disclosure.............................................................      22
      5.27 Status of Holden Court and Holden Court Escrow.........................      22
      5.28 Tenant Improvements....................................................      22
      5.29 Status of Options to Purchase Real Property............................      22
      5.30 Definition of Tucker's Knowledge.......................................      23

6.    Representations and Warranties of Bradley...................................      23
      6.1  Existence; Good Standing; Authority; Compliance With Law...............      23
      6.2  Authorization, Validity and Effect of Agreements.......................      24
      6.3  Capitalization.........................................................      24
      6.4  Subsidiaries...........................................................      25
      6.5  Other Interests........................................................      25
      6.6  No Violation...........................................................      25
      6.7  SEC Documents..........................................................      25
      6.8  Litigation.............................................................      26
      6.9  Absence of Certain Changes.............................................      27
      6.10 Taxes..................................................................      27
      6.11 Books and Records......................................................      28
      6.12 Properties.............................................................      28
      6.13 Environmental Matters..................................................      29
      6.14 Employee Benefit Plans.................................................      30
      6.15 Labor Matters..........................................................      30
      6.16 No Brokers.............................................................      31
      6.17 Opinion of Financial Advisor...........................................      31
      6.18 Tucker Stock Ownership.................................................      31
      6.19 Related Party Transactions.............................................      31
      6.20 Contracts and Commitments..............................................      31
      6.21 Development Rights.....................................................      32
      6.22 Bradley Common Stock...................................................      32
      6.23 Convertible Securities.................................................      32
      6.24 Disclosure.............................................................      32
      6.25 Definition of Bradley's Knowledge......................................      32

7.    Covenants...................................................................      33

                                   (ii)
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
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
      7.1   Acquisition Proposals.................................................      33
      7.2   Conduct of Businesses.................................................      34
      7.3   Meetings of Stockholders..............................................      36
      7.4   Filings; Other........................................................      37
      7.5   Inspection of Records.................................................      38
      7.6   Publicity.............................................................      38
      7.7   Registration Statement................................................      38
      7.8   Listing Application...................................................      39
      7.9   Further Action........................................................      39
      7.10  Affiliates of Tucker..................................................      39
      7.11  Expenses..............................................................      40
      7.12  Indemnification.......................................................      40
      7.13  Reorganization........................................................      42
      7.14  Certain Benefits......................................................      42
      7.15  Dividends.............................................................      43
      7.16  IRS Private Letter Ruling.............................................      44

8.    Conditions..................................................................      44
      8.1   Conditions to Each Party's Obligation to Effect the Merger............      44
      8.2   Conditions to Obligations of Tucker to Effect the Merger..............      45
      8.3   Conditions to Obligation of Bradley to Effect the Merger..............      46

9.    Termination.................................................................      47
      9.1   Termination...........................................................      47
      9.2   Effect of Termination.................................................      49
      9.3   Payment of Termination Amount or Expenses.............................      50
      9.4   Extension; Waiver.....................................................      51

10.   General Provisions.........................................................       51
      10.1  Nonsurvival of Representations, Warranties and Agreements............       51
      10.2  Notices...............................................................      52
      10.3  Assignment; Binding Effect; Benefit...................................      52
      10.4  Entire Agreement......................................................      53
      10.5  Confidentiality.......................................................      53
      10.6  Amendment.............................................................      54
      10.7  Governing Law.........................................................      54
      10.8  Counterparts.........................................................       54
      10.9  Headings..............................................................      55
      10.10 Interpretation........................................................      55
      10.11 Waivers...............................................................      55
      10.12 Incorporation.........................................................      55
      10.13 Severability.........................................................       55
      10.14 Enforcement of Agreement..............................................      55
      10.15 Certain Definitions...................................................      55
      10.16 Schedules.............................................................      56

                                   (iii)

EXHIBIT A   -   Form of Amended and Restated Agreement of Limited Partnership
                of Bradley Operating Limited Partnership Agreement

EXHIBIT B-1 -   Consents of Limited Partner of Tucker Operating Limited
                Partnership

EXHIBIT B-2 -   Consent of General Partner of Tucker Operating Limited
                Partnership

EXHIBIT B-3 -   Acknowledgment of Bradley Real Estate, Inc. to the Amended
                and Restated Agreement of Limited Partnership of Tucker
                Operating Limited Partnership

EXHIBIT C   -   Intentionally Omitted

EXHIBIT D   -   Form of Affiliate Letter

EXHIBIT E   -   Form of Tenant's Estoppel Certificate

EXHIBIT F   -   Purchase and Sale of Securities

EXHIBIT G   -   Tucker Properties Corporation Severance Pay Plan

EXHIBIT H-1 -   Form of First Amendment to Indemnification Agreement

EXHIBIT H-2 -   Acknowledgment of Bradley Real Estate, Inc. to the First
                Amendment of the Indemnification Agreements

EXHIBIT I   -   Form of Seventh Amendment to Agreement of Limited Partnership of
                Tucker Operating Limited Partnership Agreement

EXHIBIT J   -   Severance Agreements

EXHIBIT K   -   Consulting Agreement with Kenneth Tucker

Schedules
---------

Schedule 1.7      Contracts to be Released

Schedule 5.2      Ancillary Agreements

Schedule 7.12     Tucker's Directors' and Officers' Insurance Coverage

Schedule 8.1(f)   Required Consents

Schedule 8.3(f)   Leases and REA Agreements Requiring Estoppel Certificates

                                     (iv)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 30, 1995, between Bradley Real Estate, Inc., a Maryland corporation ("Bradley"), and Tucker Properties Corporation, a Maryland corporation ("Tucker").


                                    RECITALS

     A. The Board of Directors of Bradley and the Board of Directors of Tucker each have determined that a business combination between Bradley and Tucker is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

     B. It is intended that the merger provided for herein, for federal income tax purposes, shall qualify as a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "purchase."

     C. Bradley and Tucker have each received a fairness opinion from their respective financial advisors relating to the transactions contemplated hereby as more fully described herein.

     D. Bradley and Tucker desire to make certain representations, warranties and agreements in connection with the merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

1.   The Merger and Amendment of Tucker Partnership Agreement.
     ---------------------------------------------------------

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Tucker shall be merged with and into Bradley in accordance with this Agreement and the separate corporate existence of Tucker shall thereupon cease (the "Merger"). Bradley shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law (the "MGCL").

     1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Goodwin, Procter & Hoar,

Exchange Place, Boston, Massachusetts, at 9:00 a.m., local time, on the first business day immediately following the day on which the last of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  EFFECTIVE TIME.  If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause Articles of Merger satisfying the requirements of the MGCL to be properly executed, verified and delivered for filing in accordance with the MGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

     1.4 AMENDMENT OF TUCKER OPERATING LIMITED PARTNERSHIP AGREEMENT. As a result of the consummation of the Merger, Bradley will acquire the general partnership interests and those limited partnership units ("TOP Units") in the Tucker Operating Limited Partnership, a Delaware limited partnership ("TOP"), which are currently owned by Tucker. In connection with the consummation of the Merger, the Limited Partnership Agreement of TOP (the "TOP Partnership Agreement") will be amended and restated substantially in the form of Exhibit A hereto. The execution of such agreement by Tucker will be authorized by a majority of Tucker's independent directors who are not affiliates of any of the Limited Partners (as such term is defined in the TOP Partnership Agreement). Concurrently with the execution of this Agreement, Tucker and Limited Partners of TOP holding at least 386,984 TOP Units will execute an agreement in the form of Exhibit B hereto consenting to, among other things, the Merger and the amendment and restatement, effective as of the Effective Time, of the TOP Partnership Agreement.

     1.5 TRANSFER OF SECURITIES OF TUCKER MANAGEMENT CORPORATION. In connection with the consummation of the Merger, a designee or designees of Bradley will acquire from Kenneth Tucker and Richard Tucker (collectively, the "Tuckers") all of the outstanding securities of Tucker Management Corporation ("TMC") (other than securities owned by TOP). Concurrently with the execution of this Agreement, the Tuckers will execute an agreement in the form of Exhibit F hereto agreeing, among other things, to such transfer, effective as of the Effective Time.

     1.6 AMENDMENTS OF GOVERNING DOCUMENTS OF TUCKER SUBSIDIARIES. In connection with the Closing, the Articles of Incorporation, Bylaws, partnership agreements and equivalent documents for the Tucker Subsidiaries (as defined in Section 5.1 hereof) will be amended to change the name of the entity (and, six months after the Effective Time, no such entity shall use the name "Tucker") and to make certain other changes to such documents in order to reflect the Merger and the transactions contemplated by this Agreement. Tucker and the Tucker Subsidiaries will take all actions which are necessary to effectuate such amendments and will use their best efforts to cause all of the stockholders in any Tucker Subsidiary and all of the partners in any Tucker Subsidiary to approve such amendments and to take such other actions to effectuate such amendments and the transactions contemplated by this Agreement as may be reasonably requested by Bradley.

     1.7 RELEASE AND TERMINATION. Concurrently with the execution of this Agreement, the parties listed on Schedule 1.7 hereto will execute releases providing for, among other things, the termination of all contracts and agreements listed on Schedule 1.7 hereto. Pursuant to such releases, all such contracts shall be terminated and released, effective as of the Effective Time, and the parties to such contracts agree to waive any and all rights they may have under such contracts or agreements.

     1.8 SEVERANCE PAY PLAN AND AGREEMENTS. In connection with the execution of this Agreement, Tucker has adopted the Tucker Properties Corporation Severance Pay Plan (the "Severance Plan") for its employees, as set forth in Exhibit G hereto, and, prior to the Effective Time, Tucker will use its reasonable best efforts to enter into individual employment or severance agreements (the "Severance Agreements") with the following employees: Kenneth Tucker, Richard Tucker, Harold Eisenberg, Norris Eber, Larry Tucker and William Karnes, in the respective forms set forth in Exhibit J hereto and a consulting agreement with Kenneth Tucker in the form set forth in Exhibit K hereto. Bradley agrees that after the Effective Time, it will assume and be bound by the terms of the Severance Plan and Severance Agreements. Prior to the Effective Time, and as soon as practicable after this Agreement is signed, Tucker shall supply Bradley with the calculation of the actual severance payments that would be payable pursuant to the Severance Agreements assuming the covered individual's employment terminated in a Covered Termination (as defined in the Severance Agreements).


                                   ARTICLE 2

2.   Charter and Bylaws of the Surviving Corporation.
     ------------------------------------------------

     2.1 CHARTER. The Charter (as defined in the MGCL) of Bradley in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.2 BYLAWS. The Bylaws of Bradley in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.


                                   ARTICLE 3

3.   Directors and Officers of the Surviving Corporation.
     ----------------------------------------------------

     3.1 DIRECTORS. The directors of Bradley immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

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

     3.2 OFFICERS. The officers of Bradley immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.


                                   ARTICLE 4

4.   Tucker Stock.
     -------------

     4.1  CONVERSION OF THE TUCKER STOCK.

          (a) At the Effective Time, each share of the Common Stock, $.01 par value per share, of Bradley ("Bradley Common Stock") outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of the Common Stock, $.01 par value per share, of the Surviving Corporation.

          (b) At the Effective Time, each share of Common Stock, par value $.001 per share, of Tucker (the "Tucker Common Stock") issued and outstanding immediately prior to the Effective Time (other than those shares of Tucker Common Stock to be canceled pursuant to Section 4.1(d)) shall, by virtue of the Merger and without any action on the part of Tucker, Bradley or the holders of any of the securities of any of these corporations, be converted into the right to receive 0.665 of a share of Bradley Common Stock; provided, however, that in the event that at the Effective Time the Closing Price (as such term is hereinafter defined) of a share of Bradley Common Stock is less than $16 per share but more than $15.50 per share, then each share of Tucker Common Stock will be converted into the right to receive that percentage of a share of Bradley Common Stock (determined to the nearest one-thousandth of a share) as is determined by dividing $10.64 by the Closing Price; and provided, further, that in the event that at the Effective Time, the Closing Price of a share of Bradley Common Stock is $15.50 per share or less, then each share of Tucker Common Stock will be converted into the right to receive 0.686 of a share of Bradley Common Stock (the applicable percentage of a share of Bradley Common Stock to be issued upon such conversion is hereinafter referred to as the "Exchange Ratio"); and provided further that if between the date of this Agreement and the Effective Time the outstanding shares of Bradley Common Stock shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. For purposes of this Agreement, the term "Closing Price" shall mean the average per share closing price of Bradley Common Stock as reported on the New York Stock Exchange ("NYSE") over the twenty (20) trading days immediately preceding the fifth (5th) day prior to the date of the Closing.

          (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Tucker Common Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate (a "Certificate") representing any shares of Tucker Common Stock shall thereafter cease to have any rights with respect to such shares of Tucker Common Stock, except the right to receive, without interest, shares of Bradley Common Stock and cash in lieu of fractional shares of Bradley Common Stock in accordance with Sections 4.1(b) and 4.2(e) upon the surrender of such Certificate.

          (d) Each share of Tucker Common Stock issued and held in Tucker's treasury at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

          (e) At the Effective Time, Tucker's obligations with respect to each stock option set forth in Section 5.3 of the Tucker Disclosure Letter (as defined in Article 5 hereof) that will not automatically terminate by its terms at the Effective Time (the "Existing Tucker Options") shall be assumed by Bradley (the "Assumed Options"), subject to the provisions and amendments described in this Section. The Assumed Options shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements (as in effect immediately prior to the Effective Time) pursuant to which the Existing Tucker Options were issued, except that (i) all references to Tucker shall be deemed to be references to Bradley, (ii) each option shall be exercisable for that number of whole shares of Bradley Common Stock equal to the product of the number of shares of Tucker Common Stock covered by such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of shares of Bradley Common Stock and (iii) the exercise price per share of Bradley Common Stock under such option shall be equal to the exercise price per share of Tucker Common Stock under the Existing Tucker Option divided by the Exchange Ratio and rounded to the nearest cent. The adjustment provided herein with respect to any Existing Tucker Options that are "incentive stock options" (as defined in
Section 422 of the Code) shall be and is intended to be effected in a manner
that is consistent with Section 424(a) of the Code.   Bradley shall (i) reserve
for issuance the number of shares of Bradley Common Stock that will become issuable upon the exercise of such Assumed Options pursuant to this Section 4.1(e) and (ii) promptly after the Effective Time issue to each holder of an outstanding Existing Tucker Option a document evidencing the assumption by Bradley of Tucker's obligations with respect thereto under this Section. Nothing in this Section or this Agreement shall affect the schedule of vesting as set forth in Section 5.3 of the Tucker Disclosure Letter with respect to Tucker Stock Options to be assumed by Bradley as provided in this Section.

     4.2  EXCHANGE OF CERTIFICATES REPRESENTING TUCKER COMMON STOCK.

          (a) As of the Effective Time, Bradley shall deposit, or shall cause to be deposited, with an exchange agent selected by Bradley on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of shares of Tucker Common Stock, for exchange in accordance with this Article 4, certificates representing the shares of Bradley Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Bradley Common Stock being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.1 and paid pursuant to this Section 4.2 in exchange for outstanding shares of Tucker Common Stock.

          (b) Promptly after the Effective Time, Bradley shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Bradley may reasonably specify and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Bradley Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Bradley Common Stock to which such holder shall be entitled, and (y) a check representing the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends, or distributions, if any, pursuant to paragraph (c) below, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or on the dividend or distribution, if any, payable to holders of Certificates pursuant to this Section 4.2. In the event of a transfer of ownership of Tucker Common Stock which is not registered in the transfer records of Tucker, a Certificate representing the proper number of shares of Bradley Common Stock, together with a check for the cash to be paid in lieu of fractional shares plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the Certificate representing shares of such Tucker Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Bradley Common Stock shall be paid with respect to any shares of Tucker Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Bradley Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Bradley Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Bradley Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Tucker of the shares of Tucker Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Bradley Common Stock and cash in lieu of fractional shares, if any, in accordance with this
Section 4.2. Certificates surrendered for exchange by any person constituting an "affiliate" of Tucker for purposes of Rule 145, as such rule may be amended from time to time ("Rule 145"), of the rules and regulations promulgated under the Securities and Exchange Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Bradley has received an Affiliate Letter in the form of Exhibit D attached hereto, from such person as provided in Section 7.10.

          (e) No fractional shares of Bradley Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Bradley Common Stock pursuant to Section 4.1(b), each holder of Tucker Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Closing Price by (ii) the fraction of a share of Bradley Common Stock which such holder would otherwise be entitled to receive under this Article 4.

     4.3 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Bradley Common Stock) that remains unclaimed by the former stockholders of Tucker one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Tucker who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of their shares of Bradley Common Stock and cash in lieu of fractional shares (plus dividends and distributions to the extent set forth in Section 4.2(c), if any), as determined pursuant to this Agreement, without any interest thereon. None of Bradley, Tucker, the Exchange Agent or any other person shall be liable to any former holder of shares of Tucker Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Bradley Common Stock and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable pursuant to Section 4.2(c)).


                                   ARTICLE 5

5.   Representations and Warranties of Tucker.
     -----------------------------------------

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Bradley, which shall refer to the relevant Sections of this Agreement (the "Tucker Disclosure Letter"), Tucker represents and warrants to Bradley as follows:

     5.1  EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW.  Tucker is
a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Tucker is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, results of operations or financial condition of Tucker and the Tucker Subsidiaries (as defined below) taken as a whole (a "Tucker Material Adverse Effect"). Tucker has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the Tucker Subsidiaries is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Tucker Material Adverse Effect. Neither Tucker nor any of the Tucker Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Tucker or any Tucker Subsidiary or any of their respective properties or assets is subject, where such violation would have a Tucker Material Adverse Effect. Tucker and the Tucker Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action would have a Tucker Material Adverse Effect. Copies of the Charter or other equivalent documents, Bylaws, organizational documents and partnership and joint venture agreements (and in each such case, all amendments thereto) of Tucker and each of the Tucker Subsidiaries are listed in Section 5.1 of the Tucker Disclosure Letter, and the copies of such documents, which have previously been delivered or made available to Bradley and its counsel, are true and correct. For the purposes of this Agreement, the term "Tucker Subsidiary" shall include any of the entities listed
under such heading in   Section 5.4 of the Tucker Disclosure Letter.

     5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Tucker and the Tucker Subsidiaries has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the agreements and documents listed in Schedule 5.2 to this Agreement (the "Ancillary Agreements") to which it is a party. The Board of Directors of Tucker has, by resolutions duly adopted by unanimous vote, approved this Agreement, the Merger and the transactions contemplated by this Agreement and has agreed to recommend that the holders of Tucker Common Stock adopt and approve this Agreement, the Merger and the transactions contemplated by this Agreement at the Tucker stockholders' meeting which will be held in accordance with the provisions of Section 7.3. In connection with the foregoing, the Board of Directors of Tucker has taken such actions and votes as are necessary on its part to render the provisions of the Control Share Acquisition Statute, the Business Combination Statute and all other applicable takeover statutes of the MGCL and any other applicable takeover statutes of any other state, inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. As of the date hereof, all of the directors and executive officers of Tucker have indicated that they presently intend to vote all shares of Tucker Common Stock which they own to approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Tucker stockholders meeting which will be held in accordance with the provisions of Section 7.3. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding shares of Tucker Common Stock, the execution by Tucker and the Tucker Subsidiaries of this Agreement, the Ancillary Agreements to which they are parties and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements has been duly authorized by all requisite corporate or partnership action on the part of such entities. This Agreement constitutes, and the Ancillary Agreements to which they are parties (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Tucker and the Tucker Subsidiaries, enforceable against Tucker and each of the Tucker Subsidiaries in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3  CAPITALIZATION.


          (a) The authorized capital stock of Tucker consists of 90,000,000 shares of Tucker Common Stock and 10,000,000 shares of preferred stock, $.001 par value per share (the "Tucker Preferred Stock"). As of the date hereof, there are 10,828,283 shares of Tucker Common Stock issued and outstanding, and no shares of Tucker Preferred Stock are issued and outstanding. All such issued and outstanding shares of Tucker Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
Except for the TOP Units and the Existing Tucker Options, Tucker has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Tucker on any matter. Except for the TOP Units and the Existing Tucker Options (all of which have been issued under the Tucker Properties Corporation 1993 Share Option Plan (the "Tucker Stock Option Plan")), there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Tucker to issue, transfer or sell any shares of capital stock of Tucker. Section 5.3 of the Tucker Disclosure Letter sets forth a full list of the Existing Tucker Options, including the name of the person to whom such stock options have been granted, the number of shares subject to each option, the per share exercise price for each option and the vesting schedule for each option. Except as set forth in
Section 5.3 of the Tucker Disclosure Letter, the vesting schedule of all Existing Tucker Options shall not be changed or affected by the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. Pursuant to the terms of the Tucker Stock Option Plan, at the Effective Time, all Existing Tucker Options will be assumed by Bradley in accordance with the provisions of Section 4.1(e). Except as set forth in Section 5.3 of the Tucker Disclosure Letter, there are no agreements or understandings to which Tucker or any Tucker Subsidiary is a party with respect to the voting of any shares of Tucker Common Stock or which restrict the transfer of any such shares, nor does Tucker have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except for TOP Units held by Limited Partners, there are no outstanding contractual obligations of Tucker or any Tucker Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of Tucker or any Tucker Subsidiary. Except as set forth in Section 5.3 of the Tucker Disclosure Letter, neither

Tucker nor any Tucker Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of their securities under the Securities Act. After the Effective Time, except to the extent set forth in
Section 4.1(e), the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other equity interest of Tucker or the Surviving Corporation pursuant to any Tucker Stock Option Plan or any other Tucker Benefit Plan (as defined in Section 5.16 hereof).

          (b) The sole general partner of TOP is Tucker. As of the date hereof, there are issued and outstanding 11,287,100 TOP Units, 10,828,283 of which are owned by Tucker and the remainder of which are owned by the persons and in the amounts set forth in Section 5.3 of the Tucker Disclosure Letter. All such issued and outstanding TOP Units are duly authorized, validly issued, fully paid, and free of preemptive rights. The TOP Units owned by Tucker and, to the best knowledge of Tucker, the TOP Units owned by the Limited Partners, are subject only to the restrictions on transfer set forth in the TOP Partnership Agreement and those imposed by applicable securities laws. Except as set forth in Section 5.3 of the Tucker Disclosure Letter, TOP has not issued or granted, and is not a party to, any commitments of any kind relating to, or any agreements or understandings with respect to, TOP Units or any other interest in TOP or any securities convertible into TOP Units or such interests.

          (c) TOP and Tucker Financing Corporation, a Delaware corporation ("TFC"), are the only partners in Tucker Financing Partnership, a Delaware partnership ("TFP"). As of the date hereof and at all times during its existence, TFC is and has been a wholly-owned subsidiary of Tucker, which owns all of the 100 issued and outstanding shares of common stock, par value $.01 per share, of TFC. As of the date hereof, 99% of the issued and outstanding units of partnership interests in TFP ("TFP Units"), are held by TOP and 1% are held by TFC. All such issued and outstanding TFP Units are duly authorized, validly issued, fully paid, and free of preemptive rights. The TFP Units are subject only to the restrictions on transfer set forth in the TOP Partnership Agreement, the partnership agreement of TFP and that certain Indenture, dated as of June 1, 1994, by and between TFP, Bankers Trust Company of California, N.A. and Bankers Trust (the "Indenture") and those imposed by applicable securities laws. TFP has not otherwise issued or granted, and is not a party to, any commitments of any kind relating to, or any agreements or understandings with respect to, TFP Units or any other interest in TFP or any securities convertible into TFP Units or such interests. TFP has financed all of the properties which it owns through a transaction which, as of the date hereof, qualifies as a real estate mortgage investment conduit (a "REMIC") under Section 860D of the Code. As part of the REMIC, TFP issued a $100,000,000 interest-bearing promissory note to a certain trust, which is governed by the Indenture. As of the date hereof, TFP has complied with all of the covenants contained in Section 1008 and Section 1009 of the Indenture and no Default or Event of Default (as defined in the Indenture), or any event the occurrence of which, with notice or lapse of time, will become a Default or Event of Default under Article 5 of the Indenture, has occured or is occurring. The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not violate or result in a violation of the covenants in Section 1008 and Section 1009 of the Indenture (subject to the receipt of the consent of the Indenture Trustee) and will not result in a default or Event of Default (as defined in the Indenture), or any event the occurrence of which, with notice or lapse of time, will become a Default or Event of Default under Article 5 of the Indenture. TFP is not subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act and neither TFP or TOP is required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940. The beneficial ownership of this trust is represented by 413 certificates in six different classes (A, B, C, D, E and R). The Class A, Class B, Class C, Class D and Class E certificates qualify for treatment as "regular interests" in the REMIC. The Class R certificates represent the sole class of "residual interests" in the REMIC.

     5.4 SUBSIDIARIES. Except as set forth in Section 5.4 of the Tucker Disclosure Letter, Tucker owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the Tucker Subsidiaries. Each of the outstanding shares of capital stock in each of the Tucker Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Tucker Disclosure Letter, each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the Tucker Subsidiaries is owned, directly or indirectly, by Tucker free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Tucker Subsidiary is set forth in Section 5.4 of the Tucker Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital or partnership or other interests; (iii) the name of each stockholder or owner of a partnership or other equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it and (iv) the name of the general partners, if applicable. TFC and Tucker Properties Investment, Inc. are the only Tucker Subsidiaries which are "qualified REIT subsidiaries" as such term is defined under Section 856(i) of the Code.

     5.5 OTHER INTERESTS. Except for interests in the Tucker Subsidiaries as set forth in Section 5.4 of the Tucker Disclosure Letter, neither Tucker nor any Tucker Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than investments in short-term investment securities). With respect to the interests set forth in Section 5.4 of the Tucker Disclosure Letter, Tucker or the applicable Tucker Subsidiary, as the case may be, is a partner or stockholder in good standing, owns such interests free and clear of all liens, pledges, security interests, claims, options or other encumbrances, is not in breach of any provision of any agreement, document or contract governing such entity's rights in or to the interests owned or held, all of which agreements, documents and contracts are set forth in Section 5.4 of the Tucker Disclosure Letter, and have not been modified or amended since their description therein, and are in full force and effect and, to the best of the knowledge of Tucker, the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts, and to the best of the knowledge of Tucker, if such other entities were included within the definition of Tucker Subsidiaries for purposes of this Agreement, there would be no exceptions or breaches to the representations and warranties made in this Article for Tucker Subsidiaries.

     5.6 NO VIOLATION. Except as set forth in Section 5.6 of the Tucker Disclosure Letter, neither the execution and delivery by Tucker and the Tucker Subsidiaries of this Agreement or the Ancillary Agreements nor the consummation by Tucker and the Tucker Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with their terms, will:
(i) conflict with or result in a breach of any provisions of the Charter, Bylaws, organizational documents, partnership agreements, or joint venture agreements of Tucker or any Tucker Subsidiary; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, the Tucker Stock Option Plan, or any grant or award made thereunder; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Tucker or the Tucker Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Tucker or any of the Tucker Subsidiaries is a party, or by which Tucker or any of the Tucker Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Tucker Material Adverse Effect; or (iv) other than the filings provided for in
Article 1 of this Agreement, or required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Tucker Material Adverse Effect.

     5.7 SEC DOCUMENTS. A complete list of the registration statements of Tucker filed with the United States Securities and Exchange Commission ("SEC") in connection with Tucker's initial public offering of Tucker Common Stock, and all exhibits, amendments and supplements thereto (the "Tucker Registration Statement"), and each (A) registration statement, (B) annual report on Form 10-K, (C) quarterly report on Form 10-Q, (D) current report on Form 8-K, (E) proxy statement or information statement, and (F) other reports filed with the SEC pursuant to the requirements of the Exchange Act (in all such cases, including all exhibits, amendments and supplements thereto), prepared by Tucker or any of the Tucker Subsidiaries or relating to properties of Tucker or the Tucker Subsidiaries (including registration statements covering mortgage pass-through certificates) since the effective date of the Tucker Registration Statement, is set forth in Section 5.7 of the Tucker Disclosure Letter, and copies of such documents, in the form (including exhibits and any amendments thereto) filed with the SEC, have previously been provided or made available to Bradley or its counsel (collectively, the "Tucker Reports"). The Tucker
Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Tucker under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Tucker Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws
and (ii) did not contain any untrue statement of a material     fact or omit to
state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Tucker included in or incorporated by reference into the Tucker Reports (including the related notes and schedules) fairly presents the consolidated financial position of Tucker and the Tucker Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Tucker included in or incorporated by reference into the Tucker Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Tucker and the Tucker Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. Except as and to the extent set forth on the consolidated balance sheet of Tucker and the Tucker Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Tucker Reports or in Section 5.7 of the Tucker Disclosure Letter, neither Tucker nor any of the Tucker Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Tucker or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date and liabilities for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger.

     5.8 LITIGATION. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Tucker or any Tucker Subsidiary is a party or by which any of its properties or assets are bound or, to the reasonable best knowledge of Tucker, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against Tucker or any Tucker Subsidiary or, to the reasonable best knowledge of Tucker, against any of its directors, officers, employees or agents or, to the reasonable best knowledge of Tucker, threatened against Tucker or any Tucker Subsidiary or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clause (i) or (ii), are reasonably likely, individually or in the aggregate, to have a Tucker Material Adverse Effect.

     5.9  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in the Tucker
Reports filed with the SEC prior to the date hereof or as set forth in Section
5.9 of the Tucker Disclosure Letter, since December 31, 1994, Tucker and the Tucker Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Tucker Material Adverse Effect;
(ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Tucker Common Stock, except dividends of $0.36 per share paid on January 16, 1995 and April 14, 1995 and $0.25 per share paid on July 14, 1995 and October 16, 1995, (iii) any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by a Tucker or any of the Tucker Subsidiaries outside the ordinary course of business except for commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; or (iv) any material change in Tucker's accounting principles, practices or methods.

     5.10 TAXES.  Except as set forth in Section 5.10 of the Tucker Disclosure
Letter:

          (a) Tucker and each of the Tucker Subsidiaries has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), owed by it through the date hereof.

          (b) Tucker and each of the Tucker Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

          (c) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting by written notice to Tucker or any Tucker Subsidiary or, to the knowledge of Tucker or the Tucker Subsidiaries, threatening to assert against Tucker or any Tucker Subsidiary any deficiency or claim for additional Taxes. There is no dispute or claim concerning any Tax liability of Tucker or any Tucker Subsidiary, either claimed or raised by any governmental authority, or as to which any officer of Tucker or any Tucker Subsidiary has reason to believe may be claimed or raised by any federal or state governmental authority. No claim has ever been made by a taxing authority in a jurisdiction where Tucker does not file reports and returns that Tucker is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Tucker or any Tucker Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Other than the agreement dated June 5, 1995, (the "1995 Closing Agreement") Tucker has never entered into a closing agreement pursuant to Section 7121 of the Code.

          (d) Except as to matters in connection with the 1995 Closing Agreement, Tucker has not received written notice of any audit of any tax return filed by Tucker, and Tucker has not been notified by any tax authority that any such audit is contemplated or pending. Neither Tucker nor any of the Tucker Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by Tucker is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Tucker and each of the Tucker Subsidiaries and all communications relating thereto have been delivered to Bradley or made available to representatives of Bradley.

          (e) Tucker and each Tucker Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

          (f) Each of the Tucker Subsidiaries of which all the outstanding capital stock is owned solely by Tucker is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. TOP, TFP and each of the other Tucker Subsidiaries listed as a partnership in Section 5.4 of the Tucker Disclosure Letter are, and have been at all times, properly classified as partnerships for federal income tax purposes and not as publicly-traded partnerships.

          (g) For its taxable year ended December 31, 1993, Tucker made all federal and applicable state and local elections to qualify as a real estate investment trust. None of such elections has been terminated or revoked. For its taxable year ended December 31, 1993 and at all times thereafter up to and including the date hereof, Tucker has qualified to be treated as a real estate investment trust ("REIT") within the meaning of Sections 856-860 of the Code, including, without limitation, the requirements of Sections 856 and 857 of the Code. Tucker has qualified as a REIT for every year in which it existed. For the periods described in the preceding sentence, Tucker has met all requirements necessary to be treated as a REIT for purposes of the income tax provisions of those states in which Tucker is subject to income tax and which provide for the taxation of REITs in a manner similar to the treatment of REITs under Sections 856-860 of the Code.

     5.11 BOOKS AND RECORDS.

          (a) The books of account and other financial records of Tucker and each of the Tucker Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Tucker Reports.

          (b) The minute books and other records of Tucker and each of the Tucker Subsidiaries have been made available to Bradley, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of Tucker and each of the Tucker Subsidiaries and all actions of the partners of each of the Tucker Subsidiaries.

     5.12 PROPERTIES. All of the real estate properties owned by Tucker and each of the Tucker Subsidiaries are set forth in Section 5.12 of the Tucker Disclosure Letter. Except as set forth in Section 5.12 of the Tucker
Disclosure Letter, Tucker and each Tucker Subsidiary own fee simple title to each of the real properties identified in the Tucker Disclosure Letter (the "Tucker Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances") and the Tucker Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (ii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Bradley and are listed in Section 5.12 of the Tucker Disclosure Letter), and (iii) mechanics', carriers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Tucker Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Tucker and the Tucker Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except as set forth in Section 5.12 of the Tucker Disclosure Letter, valid policies of title insurance have been issued insuring Tucker's or the applicable Tucker Subsidiary's fee simple title to each of the Tucker Properties in amounts at least equal to the purchase price thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and Tucker has no knowledge of any facts or circumstances which would constitute the basis for such a claim. To the best knowledge of Tucker, (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the Tucker Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Tucker Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Tucker Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor is Tucker nor any Tucker Subsidiary currently in default under any REA Agreement and the Tucker Properties are in full compliance with all governmental permits, licenses and certificates; (ii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Tucker Properties has been issued by any governmental authority; (iii) there are no material structural defects relating to any of the Tucker Properties; (iv) there is no Tucker Property whose building systems are not in working order in any material respect; (v) there is no physical damage to any Tucker Property in excess of $10,000 for which there is no insurance in effect covering the full cost of the restoration; or (vi) there is no current renovation or restoration or tenant improvements to any Tucker Property or any portion thereof, the cost of which exceeds $10,000, except in each instance as set forth in Section 5.12 of the Tucker Disclosure Letter. Except as noted in Section 5.12 of the Tucker Disclosure Letter, the use and occupancy of each of the Tucker Properties complies in all material respects with all applicable codes and zoning laws and regulations, and Tucker has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Tucker Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Tucker Properties. Neither Tucker nor any of the Tucker Subsidiaries has received any notice to the effect that (A) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Tucker Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Tucker Properties or by the continued maintenance, operation or use of the parking areas.

     5.13 LEASES.

          (a) Section 5.13 of the Tucker Disclosure Letter sets forth a true, accurate and complete rent roll for each of the Tucker Properties (the "Rent Roll") as of September 30, 1995. The Rent Roll includes, without limitation, the name of the Tenant, the space leased, the lease expiration date, security and other deposits, prepaid rent (for more than 30 days), percentage rent, pro rata share of operating expenses, taxes, charges and assessments. Section 5.13 of the Tucker Disclosure Letter contains a list of known defaults and a list of any extraordinary clauses including, without limitation, any "kick-out" clauses, cotenancy requirements or exclusions, "go-dark" clauses, or clauses requiring any future funding of tenant improvements.

          (b) Except as noted in Section 5.13 of the Tucker Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof,
(i) each of the leases and tenancies for all or any portion of the Tucker Properties (the "Tucker Leases") is valid and subsisting and in full force and effect, has not been amended, modified or supplemented; (ii) the tenant under each of the Tucker Leases is in actual possession of the leased premises; (iii) no tenants are in arrears for the payment of rent for any month preceding the month of the date of this Agreement or otherwise in default of such tenant's lease obligations as to which Tucker has given notice of default to such tenant; and (iv) neither Tucker nor any Tucker Subsidiary has received any written notice from any tenant of any intention to vacate. Except as set forth in Section 5.13 of the Tucker Disclosure Letter, neither Tucker nor any Tucker Subsidiary has collected payment of rent (other than security deposits) accruing for a period which is more than one month beyond the date of collection.

          (c) Tucker has previously delivered or made available to Bradley a true and correct copy of all Tucker Leases.

          (d) Except as shown in Section 5.13 of the Tucker Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof, no tenant under any of the Tucker Leases has asserted any claim of which Tucker or any Tucker Subsidiary has received written notice which would materially affect the collection of rent from such tenant and neither Tucker nor any Tucker Subsidiary has received written notice of any material default or breach on the part of Tucker or any Tucker Subsidiary under any of the Tucker Leases which has not been cured.

          (e) Section 5.13 of the Tucker Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all written or oral commitments made by Tucker or any Tucker Subsidiary to lease any of the Tucker Properties or any portion thereof which has not yet been reduced to a written lease. Tucker has provided true and correct copies of all such written commitments to Bradley and Section 5.13 of the Tucker Disclosure Letter provides with respect to each such oral commitment the principal terms of such commitment, including, if applicable, (i) the space to be occupied, (ii) the name of the tenant, (iii) the length of the original term thereof any any right or option to renew or extend the lease term, (iv) the monthly minimum rental, (v) rental escalations, (vi) the terms with respect to percentage rent or other overage rent, (vii) any provisions for tenant allowances and tenant build-out and (viii) the right of any third-party broker to any outstanding brokerage or other commission incidental thereto and all other financial terms.

          (f) Except as set forth in Section 5.13 of the Tucker Disclosure Letter all material leases pursuant to which Tucker or any Tucker Subsidiary, as lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision which would preclude the Surviving Corporation from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and use by Tucker and the Tucker Subsidiaries.

     5.14 RENTS.  The rents and other income and charges set forth in Section
5.13 of the Tucker Disclosure Letter are the actual rents, income and charges presently being charged by Tucker and the Tucker Subsidiaries under the Tucker Leases. No space is occupied rent free or at a rental rate reduced from the rate stated in Section 5.13 of the Tucker Disclosure Letter. Other than set forth in Section 5.13 of the Tucker Disclosure Letter, no tenant under any of the Tucker Leases is entitled to any purchase option, concessions, allowances, abatements, set-offs, rebates or refunds or has prepaid any rents or other charges for more than one month. None of the Tucker Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, other than to lenders, as described in Section 5.22 of the Tucker Disclosure Letter. Except as set forth in Section 5.22 of the Tucker Disclosure Letter, no brokerage or leasing commission or other compensation will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Tucker Leases or any extensions or renewals thereof on and after the Effective Time.

     5.15 ENVIRONMENTAL MATTERS. Except as set forth in Section 5.15 of the Tucker Disclosure Letter, none of Tucker, any Tucker Subsidiary or, to the best knowledge of Tucker, any other person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Tucker Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from any of the Tucker Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Tucker Material Adverse Effect; and in connection with the construction on or operation and use of the Tucker Properties, neither Tucker nor any of the Tucker Subsidiaries has failed to comply, in any material respect, with any applicable local, state or federal environmental law, regulation, ordinance or administrative and judicial order relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

     5.16 EMPLOYEE BENEFIT PLANS.

          (a) All employee benefits plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and other benefit arrangements covering employees of Tucker and the Tucker Subsidiaries, other than any multiemployer plan (within the meaning of Section 3(37) of ERISA) (the "Tucker Benefit Plans") are listed in Section 5.16(a) of the Tucker Disclosure Letter. True and complete copies of the Tucker Benefit Plans have been provided or made available to Bradley. To the extent applicable, the Tucker Benefit Plans have been administered in all material respects in accordance with their terms and comply, in all material respects, with the applicable requirements of ERISA and the Code. Any Tucker Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or a determination letter request has been filed with the IRS with respect to any such plan and is still pending. No Tucker Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No Tucker Benefit Plan nor Tucker or any Tucker Subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. There are no pending or anticipated claims against or otherwise involving any of the Tucker Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Tucker Benefit Plan activities) has been brought against or with respect to any such Tucker Benefit Plan. All material contributions required to be made as of the date hereof to the Tucker Benefit Plans have been made or provided for. Except as otherwise required by Sections 601 through 608 of ERISA, Section 4980B of the Code and applicable state laws or as set forth in the Severance Plan or the Severance Agreements, Tucker does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and Tucker has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in the Severance Plan or the Severance Agreements, as disclosed in the Tucker Reports or in Section 5.16(a) of the Tucker Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional subsequent events directly related to the transaction contemplated herein) (i) constitute an event under any Tucker Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Tucker or any Tucker Subsidiary pursuant to any Tucker Benefit Plan or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Tucker or Bradley to amend or terminate any Tucker Benefit Plan. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or Tucker Benefit Plan (including the Severance Plan and the Severance Agreements and the Consulting Agreement with Ken Tucker), as a result of the transactions contemplated by this Agreement, to any officer, director or employee of Tucker or any of the Tucker Subsidiaries, could be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.

          (b) Except as listed in Schedule 5.16(b) of the Tucker Disclosure Letter, neither Tucker nor any Tucker Subsidiary contributes to or has any liability to contribute to a multiemployer plan. All contributions have been made as required by the terms of each of the plans listed in Schedule 5.16(b) of the Tucker Disclosure Letter and the terms of any related collective bargaining agreements and neither Tucker nor any Tucker Subsidiary has any knowledge or received any notice that any such plan is in reorganization, that increased contributions are required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than required under section 412 of the Code, or that any such plan is insolvent.

     5.17 LABOR MATTERS. Except as set forth in Section 5.17 of the Tucker Disclosure Letter, neither Tucker nor any Tucker Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Tucker, threatened against Tucker or any of the Tucker Subsidiaries relating to their business, except for any such proceeding which would not have a Tucker Material Adverse Effect. To the knowledge of Tucker, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Tucker or any of the Tucker Subsidiaries.

     5.18 NO BROKERS. Neither Tucker nor any of the Tucker Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Bradley to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Tucker has retained PaineWebber Incorporated ("PaineWebber") and those entities listed in Section
5.18 of the Tucker Disclosure Letter, as its financial advisors, the arrangements with which have been disclosed in writing to Bradley prior to the date hereof. Other than the foregoing arrangements and Bradley's arrangement with Alex. Brown & Sons Incorporated ("Alex. Brown"), Tucker is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.19 OPINION OF FINANCIAL ADVISOR. Tucker has received the opinion of PaineWebber, to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Tucker Common Stock from a financial point of view, and has delivered a true and correct copy of such opinion to Bradley.

     5.20 BRADLEY SHARE OWNERSHIP. Neither Tucker nor any of the Tucker Subsidiaries owns any shares of Bradley Common Stock or other securities convertible into any shares of Bradley Common Stock.

     5.21 RELATED PARTY TRANSACTIONS. Set forth in Section 5.21 of the Tucker Disclosure Letter is a list of all arrangements, agreements and contracts (except for the Severance Plan and the Severance Agreements) entered into by Tucker or any of the Tucker Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant (X) involving payments in excess of $25,000 or (Y) which may not be terminated at will by Tucker or the Tucker Subsidiary which is a party thereto, (ii) any person who is an officer,
director or affiliate of Tucker or any of the Tucker Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (iii) any person who acquired Tucker Common Stock in a private
placement.   All such documents are listed in Section 5.21 of the Tucker
Disclosure Letter and the copies of such documents, which have previously been provided or made available to Bradley and its counsel, are true and correct copies. All of the management, leasing or other contracts to which TMC, TMLP or any affiliate of Tucker is a party, receives income from or has obligations or liabilities arising out of are listed on Schedule 5.21 of the Tucker Disclosure Letter.

     5.22 CONTRACTS AND COMMITMENTS. Section 5.22 of the Tucker Disclosure Letter sets forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Tucker Properties or personal property of Tucker and each of the Tucker Subsidiaries and (ii) each Commitment entered into by Tucker or any of the Tucker Subsidiaries which may result in total payments by or liability of Tucker or any Tucker Subsidiary in excess of $10,000 except for the Severance Plan and the Severance Agreements. Copies of the foregoing are listed in Section 5.22 of the Tucker Disclosure Letter and the copies of such documents, which have previously been provided or made available to Bradley and its counsel, are true and correct. None of Tucker or any of the Tucker Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such default would not have a Tucker Material Adverse Effect. All joint venture agreements to which Tucker or any of the Tucker Subsidiaries is a party are set forth in Section 5.22 of the Tucker Disclosure Letter and neither Tucker nor any of the Tucker Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     5.23 DEVELOPMENT RIGHTS. Set forth in Section 5.23 of the Tucker Disclosure Letter is a list of all agreements entered into by Tucker or any of the Tucker Subsidiaries relating to the development or construction of the Tucker Properties and a description of the current status of each such development. The copies of such agreements are listed in Section 5.23 of the Tucker Disclosure Letter, and such copies, which have previously been provided to Bradley and its counsel, are true and correct. All work to be performed, payments to be made and actions to be taken by Tucker or any of the Tucker Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with the development of the Tucker Properties, including any Development Agreement relating to a site approval, zoning reclassification or other similar action (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation, etc.) has been performed, paid or taken, as the case may be, and Tucker is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

     5.24 CERTAIN PAYMENTS RESULTING FROM TRANSACTIONS. Except for the Severance Plan and the Severance Agreements and the vesting of options as set forth in Section 5.3 of the Tucker Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(i) constitute an event under any Tucker Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of Tucker or any of the Tucker Subsidiaries, or
(ii) result in the triggering or imposition of any restrictions or limitations on the right of Tucker or Bradley to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or Tucker Benefit Plan (including the Severance Plan and the Severance Agreements), as a result of the transactions contemplated by this Agreement, to any officer, director or employee of Tucker or any of the Tucker Subsidiaries, could be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.

     5.25 INDEMNIFICATION CLAIMS. No indemnification or other claims have been made by Tucker, any Tucker Subsidiary, or any other person against the TTC Principals or the TTC Guarantors (as such terms are defined in the TOP Partnership Agreement) under Section 14 or any other section or provision of the TOP Partnership Agreement or any other agreement to which Tucker or any Tucker Subsidiary is a party and, to the best knowledge of Tucker, no facts or circumstances exist which could give rise to any such claim.

     5.26 DISCLOSURE. The representations, warranties and statements made by Tucker in this Agreement, the Ancillary Agreements and in the Tucker Disclosure Letter and in the certificates and other documents delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

     5.27 STATUS OF HOLDEN COURT AND HOLDEN COURT ESCROW. Section 5.27 of the Tucker Disclosure Letter sets forth a description of the current status of the Holden Court Escrow Agreement established in connection with the contribution of One North State to TOP and a description of the status of efforts with the City of Chicago to secure fee simple title to Holden Court as required by the Holden Court Escrow Agreement.

     5.28 TENANT IMPROVEMENTS. Section 5.28 of the Tucker Disclosure Letter contains (i) a list of any unfunded tenant improvements being conducted by Tucker or any Tucker Subsidiary in excess of $10,000 and (ii) to the best knowledge of Tucker, the aggregate amount of all unfunded tenant improvements for all Tucker Properties. Tucker and each Tucker Subsidiary has delivered or made available true and correct copies of any and all contracts, plans, specifications and agreements in connection with all tenant improvements in excess of $10,000.

     5.29 STATUS OF OPTIONS TO PURCHASE REAL PROPERTY.   All options of Tucker
or any of the Tucker Subsidiaries to purchase real property, including a description of the current status, conditions and contingencies relating to each of such options, are set forth in Section 5.29 of the Tucker Disclosure Letter.

     5.30 DEFINITION OF TUCKER'S KNOWLEDGE. As used in this Agreement, the phrase "to the knowledge of Tucker" or "to the best knowledge of Tucker" (or words of similar import) means the knowledge or the best knowledge of those individuals identified in Section 5.30 of the Tucker Disclosure Letter, and includes any fact, matter or circumstance which any of such individuals, as an ordinary and prudent business person employed in the same capacity in the same type and size of business as Tucker, should have known.


                                   ARTICLE 6

6.   Representations and Warranties of Bradley.
     ------------------------------------------

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Tucker, which shall refer to the relevant Sections of this Agreement (the "Bradley Disclosure Letter"), Bradley represents and warrants to Tucker as follows:

     6.1 EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW. Bradley is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Bradley is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, results of operations or financial condition of Bradley and the Bradley Subsidiaries (as defined below) taken as a whole (a "Bradley Material Adverse Effect"). Bradley has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the Bradley Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Bradley Material Adverse Effect. Neither Bradley nor any Bradley Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Bradley or any Bradley Subsidiary or any of their respective properties or assets is subject, where such violation would have a Bradley Material Adverse Effect. Bradley and the Bradley Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action would have a Bradley Material Adverse Effect. Copies of the Charter and other equivalent documents and Bylaws (and all amendments thereto) of Bradley and each of the Bradley Subsidiaries are listed in Section 6.1 of the Bradley Disclosure Letter, and the copies of such documents, which have previously been delivered or made available to Tucker or its counsel, are true and correct copies. For purposes of this Agreement, the term "Bradley Subsidiary" shall include any of the entities set forth under such heading in Section 6.4 of the Bradley Disclosure Letter.

     6.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Bradley has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party. The Board of Directors of Bradley has, by resolutions duly adopted by unanimous vote approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has agreed to recommend that the holders of Bradley Common Stock adopt and approve this Agreement, the Merger and the transactions contemplated by this Agreement at the Bradley stockholders' meeting which will be held in accordance with the provisions of Section 7.3. In connection with the foregoing, the Board of Directors of Bradley has taken such actions and votes as are necessary on its part to render the provisions of the Control Share Acquisition Statute, the Business Combination Statute and all other applicable takeover statutes of the MGCL and any other applicable takeover statutes of any other state, inapplicable to this Agreement, the Merger, and the transactions contemplated by this Agreement. As of the date hereof, all of the directors and executive officers of Bradley have indicated that they presently intend to vote all shares of Bradley Common Stock which they own to approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Bradley stockholders meeting which will be held in accordance with the provisions of
Section 7.3. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Bradley Common Stock, the execution by Bradley of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements has been duly authorized by all requisite corporate action on the part of Bradley. This Agreement constitutes, and the Ancillary Agreements to which it will become a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Bradley, enforceable against Bradley in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3 CAPITALIZATION. The authorized capital stock of Bradley consists of 80,000,000 shares of Bradley Common Stock, 20,000,000 shares of preferred stock, par value $.01 per share (the "Bradley Preferred Stock"), and 50,000,000 shares of excess stock, par value $.01 per share ("Bradley Excess Stock"). As of the date hereof, there are 11,226,606 shares of Bradley Common Stock issued and outstanding, and no shares of Bradley Preferred Stock or Bradley Excess Stock are issued and outstanding. All such issued and outstanding shares of Bradley Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Bradley has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Bradley on any matter. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Bradley to issue, transfer or sell any shares of Bradley Common Stock, other than the issuance by Bradley of up to 297,875 shares of Bradley Common Stock upon the exercise of stock options issued pursuant to Bradley's stock option plans. There are no agreements or understandings to which Bradley or any Bradley Subsidiary is a party with respect to the voting of any shares of Bradley Common Stock or which restrict the transfer of any such shares, nor does Bradley have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

     6.4 SUBSIDIARIES. Bradley owns all of the outstanding shares of capital stock of each of the Bradley Subsidiaries. All of the outstanding shares of capital stock of each of the Bradley Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, by Bradley free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Bradley Subsidiary is set forth in Section 6.4 of the Bradley Disclosure Letter: (i) its name and jurisdiction of incorporation or organization and (ii) its authorized capital stock.

     6.5 OTHER INTERESTS. Except for interests in the Bradley Subsidiaries and the securities of other publicly traded REITs, neither Bradley nor any Bradley Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than investments in short-term investment securities).

     6.6 NO VIOLATION. Except as set forth in Section 6.6 of the Bradley Disclosure Letter, neither the execution and delivery by Bradley of this Agreement or the Ancillary Agreements nor the consummation by Bradley of the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with their terms, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Bradley; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of Bradley's stock option plans, or any grant or award under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Bradley or any of the Bradley Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Bradley or any of the Bradley Subsidiaries is a party, or by which Bradley or any of the Bradley Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Bradley Material Adverse Effect; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Bradley Material Adverse Effect.

     6.7 SEC DOCUMENTS. A complete list of Bradley SEC filings, including the Form 10-K for the fiscal year ended December 31, 1993 filed by Bradley's predecessor entity,

Bradley Real Estate Trust ("Bradley Trust"), and each (A) registration statement, (B) annual report of Form 10-K, (C) quarterly report on Form 10-Q,
(D) current report on Form 8-K, (E) proxy statement or information statement, and (F) any other report filed with the SEC pursuant to the Exchange Act, (in all such cases, including all exhibits, amendments and supplements thereto) prepared by Bradley or Bradley Trust or relating to their properties since December 31, 1993, are set forth in Section 6.7 of the Bradley Disclosure Letter, and copies of which, in the form (including exhibits and any amendments thereto) filed with the SEC, have previously been provided or made available to Tucker or its counsel (collectively, the "Bradley Reports"). The Bradley Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Bradley (including for this purpose the Bradley Trust) under the Securities Laws subsequent to December 31, 1993. As of their respective dates, the Bradley Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Bradley included in or incorporated by reference into the Bradley Reports (including the related notes and schedules) fairly presents the consolidated financial position of Bradley and the Bradley Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Bradley included in or incorporated by reference into the Bradley Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Bradley and the Bradley Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. Except as and to the extent set forth on the consolidated balance sheet of Bradley and the Bradley Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Bradley Reports, neither Bradley nor any of the Bradley Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Bradley or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date and liabilities for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger.

     6.8 LITIGATION. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Bradley or any Bradley Subsidiary is a party or by which any of its properties or assets are bound or, to the reasonable best knowledge of Bradley, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against Bradley or any Bradley Subsidiary or, to the reasonable best knowledge of Bradley, against any of its directors, officers, employees or agents or, to the reasonable best knowledge of Bradley, threatened against Bradley or any Bradley Subsidiary or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, in the case of clause (i) or

(ii), are reasonably likely, individually or in the aggregate, to have a Bradley Material Adverse Effect.

     6.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Bradley Reports filed with the SEC prior to the date hereof, since December 31, 1994, Bradley and the Bradley Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Bradley Material Adverse Effect; (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Bradley Common Stock, except dividends of $0.33 per share paid on March 31, June 30, 1995 and September 29, 1995; or (iii) any material change in Bradley's accounting principles, practices or methods.

     6.10 TAXES.  Except as set forth in Section 6.10 of the Bradley Disclosure
Letter:

          (a) Bradley and each of the Bradley Subsidiaries has paid or caused to be paid Taxes, owed by it through the date hereof.

          (b) Bradley and each of the Bradley Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

          (c) Neither the IRS nor any other governmental authority is now asserting by written notice to Bradley or any Bradley Subsidiary or, to the knowledge of Bradley or the Bradley Subsidiaries, threatening to assert against Bradley any deficiency or claim for additional Taxes. There is no dispute or claim concerning any Tax liability of Bradley, either claimed or raised by any governmental authority, or as to which any officer of Bradley has reason to believe may be claimed or raised by any governmental authority. No claim has ever been made by a taxing authority in a jurisdiction where Bradley does not file reports and returns that Bradley is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Bradley or any Bradley Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Bradley has never entered into a closing agreement pursuant to Section 7121 of the Code.

          (d) Bradley has not received written notice of any audit of any tax return filed by Bradley, no such audit is in progress, and Bradley has not been notified by any tax authority that any such audit is contemplated or pending. Neither Bradley nor any of the Bradley Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by Bradley is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Bradley and each of the Bradley Subsidiaries and all communications relating thereto have been delivered to Tucker or made available to representatives of Tucker.

          (e) Bradley and each Bradley Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

          (f) Each of the Bradley Subsidiaries of which all the outstanding capital stock is owned solely by Bradley is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code.

          (g) For all applicable tax years as to which Bradley's federal income tax returns are subject to audit and Bradley is subject to assessment for taxes reportable therein, and at all times thereafter up to and including the date hereof, Bradley has qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code, including, without limitation, the requirements of Sections 856 and 857 of the Code. For the periods described in the preceding sentence, Bradley has met all requirements necessary to be treated as a REIT for purposes of the income tax provisions of each state in which Bradley is subject to income tax and which provides for the taxation of REITs in a manner similar to the treatment of REITs under Sections 856-860 of the Code, but, with respect to each such state, only for such periods for which Bradley's income tax returns are subject to audit and Bradley is subject to assessment for taxes reportable therein.

     6.11 BOOKS AND RECORDS. The books of account and other financial records of Bradley and each of the Bradley Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Bradley Reports. The minute books and other records of Bradley and each of the Bradley Subsidiaries have been made available to Tucker, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of Bradley and each of the Bradley Subsidiaries.

     6.12 PROPERTIES. All of the real estate properties owned by Bradley and each of the Bradley Subsidiaries are set forth in Section 6.12 of the Bradley Disclosure Letter. Except as set forth in Section 6.12 of the Bradley Disclosure Letter, Bradley owns fee simple title to each of the real properties identified in the Bradley Disclosure Letter (the "Bradley Properties"), free and clear of Encumbrances. The Bradley Properties are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions set forth in Section 6.12 of the Bradley Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not adversely affect the current use of the property, materially detract from the value or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Tucker and are listed in Section 6.12 of the Bradley Disclosure Letter), and (iv) mechanics , carriers , workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Bradley Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Bradley and the Bradley Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Such Encumbrances and Property Restrictions described in Section 6.12 of the Bradley Disclosure Letter are not convertible into shares of capital stock of Bradley or any Bradley Subsidiary nor does Bradley or any Bradley Subsidiary hold a participating interest therein. Bradley is the named insured in the title insurance policies set forth in Section 6.12 of the Bradley Disclosure Letter. Such policies are maintained with respect to each of the Bradley Properties in an amount of (i) the cost of acquisition of such property or (ii) the cost of construction by Bradley and the Bradley Subsidiaries of the improvements located on such property (measured at the time of such construction), except, in each case, (x) as listed in Section 6.12 of the Bradley Disclosure Letter or
(y) where the failure to maintain such title insurance would not have a Bradley Material Adverse Effect. Such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the best knowledge of Bradley, (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the Bradley Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Bradley Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Bradley Properties has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same; (ii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Bradley Properties has been issued by any governmental authority; (iii) there are no structural defects relating to any of the Bradley Properties; (iv) there is no Bradley Property whose building systems are not in working order in any material respect; (v) there is no physical damage to any Bradley Property in excess of $10,000 for which there is no insurance in effect covering the full cost of the restoration; or (vi) there is no current renovation or restoration to any Bradley Property, the cost of which exceeds $10,000. Except as noted in Section 6.12 of the Bradley Disclosure Letter, Bradley and the Bradley Subsidiaries have valid and subsisting leases for all leased Bradley Properties, the use and occupancy of each of the Bradley Properties complies in all material respects with all applicable codes and zoning laws and regulations, and Bradley has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Bradley Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Bradley Properties. Neither Bradley nor any of the Bradley Subsidiaries has received any notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Bradley Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Bradley Properties or by the continued maintenance, operation or use of the parking areas.

     6.13 ENVIRONMENTAL MATTERS. None of Bradley, any Bradley Subsidiary or, to the best knowledge of Bradley, any other person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the Bradley Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from any of the Bradley Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Bradley Material Adverse Effect; and in connection with the construction on or operation and use of the Bradley Properties, neither Bradley nor any of the Bradley Subsidiaries has failed to comply, in any material respect, with any applicable local, state or federal environmental law, regulation, ordinance or administrative and judicial order relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

     6.14 EMPLOYEE BENEFIT PLANS. All employee benefits plans (within the meaning of Section 3(3) of ERISA) and other benefit arrangements covering employees of Bradley and the Bradley Subsidiaries (the "Bradley Benefit Plans") are listed in Section 6.14 of the Bradley Disclosure Letter. True and complete copies of the Bradley Benefit Plans have been provided or made available to Tucker. To the extent applicable, the Bradley Benefit Plans have been administered in all material respects in accordance with their terms and comply, in all material respects, with the applicable requirements of ERISA and the Code. Any Bradley Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or a determination letter request has been filed with the IRS with respect to any such plan and is still pending. No Bradley Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No Bradley Benefit Plan nor Bradley or any of the Bradley Subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. There are no pending or anticipated claims against or otherwise involving any of the Bradley Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Bradley Benefit Plan activities) has been brought against or with respect to any such Bradley Benefit Plan. All material contributions required to be made as of the date hereof to the Bradley Benefit Plans have been made or provided for. Neither Bradley nor any entity under common control with Bradley within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Except as otherwise required by Sections 601 through 608 of ERISA, Section 4980B of the Code and applicable state laws, Bradley does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and Bradley has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in the Bradley Reports, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional subsequent events directly related to the transaction contemplated herein) constitute an event under any Bradley Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Bradley or any Bradley Subsidiary.

     6.15 LABOR MATTERS. Neither Bradley nor any Bradley Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Bradley, threatened against Bradley or any of the Bradley Subsidiaries relating to their business, except for any such proceeding which would not have a Bradley Material Adverse Effect. To the knowledge of Bradley, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Bradley or any of the Bradley Subsidiaries.

     6.16 NO BROKERS. Neither Bradley nor any of the Bradley Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Tucker to pay any finder s fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Bradley has retained Alex. Brown as its financial advisor, the arrangements with which have been disclosed in writing to Tucker prior to the date hereof. Other than the foregoing arrangements and Tucker's arrangements set forth in Section 5.18 of this Agreement and Section 5.18 of the Tucker Disclosure Letter, Bradley is not aware of any claim for payment of any finder's fees, brokerage or agent s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.17 OPINION OF FINANCIAL ADVISOR. Bradley has received the opinion of Alex. Brown to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Bradley Common Stock from a financial point of view, and has delivered a true and correct copy of such opinion to Tucker.

     6.18 TUCKER STOCK OWNERSHIP. Neither Bradley nor any of the Bradley Subsidiaries owns any shares of capital stock of Tucker or other securities convertible into capital stock of Tucker.

     6.19 RELATED PARTY TRANSACTIONS. Set forth in Section 6.19 of the Bradley Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Bradley or any of the Bradley Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant in excess of $25,000 or which may not be terminated at will by Bradley, (ii) any person who is an officer, director or affiliate of Bradley or any of the Bradley Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (iii) any person who acquired Bradley Common Stock in a private placement. All such documents are listed in
Section 6.19 of the Bradley Disclosure Letter and the copies of such documents, which have previously been provided or made available to Tucker and its counsel, are true and correct.

     6.20 CONTRACTS AND COMMITMENTS. Section 6.20 of the Bradley Disclosure Letter sets forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Bradley Properties or personal property of Bradley and each of the Bradley Subsidiaries and (ii) each Commitment entered into by Bradley or any of the Bradley Subsidiaries which may result in total payments or liability in excess of $10,000. Copies of the foregoing are listed in Section 6.20 of the Bradley Disclosure Letter and the copies of such documents, which have previously been provided or made available to Tucker and its counsel, are true and correct copies. None of Bradley or any of the Bradley Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods, except where such default would not have a Bradley Material Adverse Effect. All options of Bradley or any of the Bradley Subsidiaries to purchase real property are set forth in Section 6.20 of the Bradley Disclosure Letter and such options and Bradley's or any of the Bradley Subsidiaries rights thereunder are in full force and effect. All joint venture agreements to which Bradley or any of the Bradley Subsidiaries is a party are set forth in Section 6.20 of the Bradley Disclosure Letter and neither Bradley nor any of the Bradley Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     6.21 DEVELOPMENT RIGHTS. Set forth in Section 6.21 of the Bradley Disclosure Letter is a list of all agreements entered into by Bradley or any of the Bradley Subsidiaries relating to the development or construction of real estate properties. The copies of such agreements are listed in Section 6.21 of the Bradley Disclosure Letter and the copies of such documents, which have previously been provided or made available to Tucker and its counsel, are true and correct.

     6.22 BRADLEY COMMON STOCK. The issuance and delivery by Bradley of shares of Bradley Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Bradley except for the approval of its stockholders contemplated by this Agreement. The shares of Bradley Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

     6.23 CONVERTIBLE SECURITIES. Bradley has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of Bradley Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

     6.24 DISCLOSURE. The representations, warranties and statements made by Bradley in this Agreement, the Ancillary Agreements and in the Bradley Disclosure Letter and in the certificates and other documents, delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

     6.25 DEFINITION OF BRADLEY'S KNOWLEDGE. As used in this Agreement, the phrase to the knowledge of Bradley or to the best knowledge of Bradley (or words of similar import) means the knowledge or the best knowledge of those individuals identified in Section 6.25 of the Bradley Disclosure Letter, and includes any fact, matter or circumstance which any of such individuals, as an ordinary and prudent business person employed in the same capacity in the same type and size of business as Bradley, should have known.

                                   ARTICLE 7

7.   Covenants.
     ----------

     7.1 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated in accordance with its terms, Tucker agrees and covenants (a) that neither it nor any Tucker Subsidiary shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Tucker Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or any equity securities or partnership interests (including, without limitation, TOP Units) of, Tucker or any Tucker Subsidiary, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that Tucker will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that Tucker will notify Bradley immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; PROVIDED, HOWEVER, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of Tucker, from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Tucker, after consultation with and based upon the advice of Mayer, Brown & Platt, or another nationally recognized law firm selected by Tucker, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Tucker provides written notice to Bradley to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) Tucker keeps Bradley informed of the status of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 and Rule 14a-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Notwithstanding anything to the contrary set forth herein, nothing in this Section 7.1 shall (x) permit Tucker to terminate this Agreement (except as specifically provided in Article 9 hereof), (y) except as specifically provided in Article 9 hereof, permit Tucker or any Tucker Subsidiary to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, neither Tucker nor any Tucker Subsidiary shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal), or (z) affect any other obligation of any party under this Agreement.

     7.2  CONDUCT OF BUSINESSES.

          (a) Prior to the Effective Time, except as specifically permitted by this Agreement, unless the other party has consented in writing thereto, Bradley and Tucker:

               (i) Shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

               (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 7.1, any proposals to engage in material transactions;

               (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein; and

               (iv) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

          (b) Prior to the Effective Time, unless Bradley has consented as set forth below in this clause (b) Tucker:

               (i) Shall, and shall cause each Tucker Subsidiary to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clauses
(ii)-(xii) below;

               (ii) Shall not, and shall cause each Tucker Subsidiary not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, shopping centers or any other type of real estate projects (including, but not limited, to options to purchase real property listed on Section 5.29 of the Tucker Disclosure Letter), except that (i) Tucker may incur additional indebtedness under the Amended and Restated Revolving Credit Agreement dated as of June 27, 1994 among TOP, Tucker and The First National Bank of Boston, as agent, and (ii) except that Tucker may extend the maturity of the current mortgage financing encumbering the Pavilion at Mequon until June 30, 1996 upon the same terms and conditions which are currently in effect for such financing;

               (iii) Shall not amend its Charter or Bylaws, and shall cause each Tucker Subsidiary not to amend its Charter, Bylaws, joint venture documents, partnership agreements or equivalent documents except (A) as contemplated by this Agreement or (B) in the event that the Merger is not consummated prior to April 1, 1996, Tucker may adopt an amendment to the TOP Partnership Agreement, substantially in the form of Exhibit I hereto;

               (iv) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) other than the Severance Plan and the Severance Agreements or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans (in connection with the foregoing, Tucker hereby agrees that (i) the aggregate payments which may be paid after the date hereof under the Tucker Property Manager Bonus Program shall not exceed $150,000 and (ii) Tucker shall award a maximum of $25,000 as bonus compensation for employees who are not executive officers at or immediately prior to the Effective Time);

               (v) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except in compliance with Section 7.15 of this Agreement, or (B) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with the Tucker Stock Option Plan, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of the Tucker Subsidiaries, or make any commitment for any such action;

               (vi) Shall not, and shall not permit any of the Tucker Subsidiaries to, sell, lease or otherwise dispose of (A) any Tucker Properties or any portion thereof or any of the capital stock of or partnership or other interests in any of the Tucker Subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

               (vii) Shall not, and shall not permit any of the Tucker Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person;

               (viii) Shall not, and shall not permit any of the Tucker Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Tucker included in the Tucker Reports or incurred in the ordinary course of business consistent with past practice;

               (ix) Shall not, and shall not permit any of the Tucker Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $25,000 (provided, however, that nothing contained in this clause (ix) shall permit Tucker or any Tucker Subsidiary to take any action prohibited by the other provisions of this Section 7.2); provided further, that notwithstanding anything in this Section 7.2(b) to the contrary, Tucker's current Senior Vice President of Asset Management shall be permitted on behalf of Tucker or a Tucker Subsidiary to enter into a Commitment (A) to make any repairs and/or prevent damage to any Tucker Properties as is necessary in the event of an emergency situation as long as he uses his reasonable best efforts to contact Bradley prior to entering into such Commitment and provides Bradley with a copy of such Commitment on the day after such Commitment is entered into and (B) to the extent that the failure to enter into such Commitment will result in Tucker being in default under the terms of any of the Tucker Leases so long as Tucker has provided Bradley with five days prior written notice that it is entering into such Commitment;

               (x) Except for the Severance Plan and the Severance Agreements, shall not, and shall not permit any of the Tucker Subsidiaries to, enter into any Commitment with any officer, director, consultant or affiliate of Tucker or any of the Tucker Subsidiaries;

               (xi) Shall provide Bradley with a reasonable opportunity to review any comment on any federal income tax returns filed by Tucker or any Tucker Subsidiary prior to the Effective Time; and

               (xii) Shall not, without prior notification and consultation with Bradley, terminate any employee under circumstances which would result in severance payments to such employee pursuant to the Severance Plan or pay any severance benefits to any employee under the terms of the Severance Plan on account of such employee's purported termination for Good Reason (within the meaning of the Severance Plan) on account of a substantial adverse change in his position, authorities, responsibilities or status.

Bradley shall respond to any consent requested by Tucker pursuant to this
Section 7.2(b) within five (5) business days of the receipt of such request. In the event no response is received by Tucker by the expiration of such five business day period, such consent shall be deemed given.

          (c) Notwithstanding anything to the contrary set forth in this Agreement and without limiting any of the other rights of Bradley set forth herein, between the date of this Agreement and the Effective Time, Bradley and the Bradley Subsidiaries may enter into leases with respect to all or any portion of the Bradley Properties, acquire, lease, enter into an option to acquire, lease or exercise an option or contract to acquire, additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, shopping centers or other real estate projects.

     7.3 MEETINGS OF STOCKHOLDERS. Each of Bradley and Tucker will take all action necessary in accordance with applicable law and its Charter and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Bradley and

Tucker each shall recommend that its stockholders approve this Agreement and the transactions contemplated hereby and Bradley and Tucker each shall use their reasonable best efforts to obtain such approval, including, without limitation, by timely mailing the joint proxy statement/prospectus contained in the Form S-4 (as defined in Section 7.7 hereof) to their respective stockholders; PROVIDED, HOWEVER, that nothing contained in this Section 7.3 shall prohibit the Board of Directors of Bradley or the Board of Directors of Tucker from failing to make such recommendation or using their reasonable best efforts to obtain such approval if the Board of Directors of Bradley or Tucker, as the case may be, has determined in good faith, after consultation with and based upon the advice of Mayer, Brown & Platt or Goodwin, Procter & Hoar, or another nationally recognized firm selected by Tucker or Bradley, as the case may be, that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law. Bradley and Tucker shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day. It shall be a condition to the mailing of the Form S-4 that (i) Bradley shall have received a "comfort" letter from Coopers & Lybrand LLP, independent public accountants for Tucker, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of Tucker included or incorporated in the Form S-4, in form and substance reasonably satisfactory to Bradley, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4, and (ii) Tucker shall have received a "comfort" letter from KPMG Peat Marwick LLP, independent public accountants for Bradley, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of Bradley included or incorporated in the Form S-4, in form and substance reasonably satisfactory to Tucker, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4.

     7.4 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, Tucker and Bradley shall: (a) to the extent required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the Ancillary Agreements and the consummation of the transactions contemplated by such agreements and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to Tucker and Bradley; and (d) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement or the Ancillary Agreements, the proper officers and directors of Bradley and

Tucker shall take all such necessary action.

     7.5 INSPECTION OF RECORDS. From the date hereof to the Effective Time, each of Tucker and Bradley shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Tucker and Bradley and their respective subsidiaries.

     7.6 PUBLICITY. Bradley and Tucker shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the rules of the NYSE if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     7.7 REGISTRATION STATEMENT. Bradley and Tucker shall cooperate and promptly prepare and Bradley shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act, with respect to the shares of Bradley Common Stock issuable in the Merger, a portion of which Form S-4 shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Tucker and of Bradley in connection with the Merger (in its entirety, the Form S-4"). The respective parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Bradley and Tucker shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Form S-4. Bradley shall use its reasonable best efforts, and Tucker will cooperate with Bradley, to have the Form S-4 declared effective by the SEC as promptly as practicable. Bradley shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or Blue Sky permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Bradley agrees that the Form S-4 and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of Bradley and Tucker, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Bradley in reliance upon and in conformity with information concerning Tucker furnished to Bradley by Tucker for use in the Form S-4. Tucker agrees that the information provided by it for inclusion in the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Bradley and Tucker, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Bradley will advise and deliver copies (if any) to Tucker, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Bradley Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     7.8 LISTING APPLICATION. Bradley shall promptly prepare and submit to the NYSE a listing application covering the shares of Bradley Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Bradley Common Stock, subject to official notice of issuance.

     7.9 FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger. Without limiting the foregoing, at the Closing, Tucker shall deliver, deeds, affidavits or other documents necessary for Bradley to obtain endorsements to existing title insurance policies or new title insurance policies which (i) insure that Bradley is the general partner (by merger) of the record owner of the Tucker Properties, subject only to the Encumbrances and (ii) contain a so-called non-imputation endorsement (such non-imputation endorsement insuring that Bradley will not be charged with the imputed knowledge of Tucker, the Tucker Subsidiaries and Affiliates thereof). In connection with the Closing, Tucker and each Tucker Subsidiary shall use its best efforts to deliver to Bradley such deeds, bills of sale, assignments, certificates and affidavits as are required to effectuate the consummation of the transactions described herein.

     7.10 AFFILIATES OF TUCKER.

          (a) At least 30 days prior to the Closing Date, Tucker shall deliver to Bradley a list of names and addresses of those persons who were, in Tucker s reasonable judgment, at the record date for its stockholders meeting to approve the Merger, affiliates (each such person, an Affiliate") of Tucker within the meaning of Rule 145. Tucker shall provide Bradley such information and documents as Bradley shall reasonably request for purposes of reviewing such list. Tucker shall use its reasonable best efforts to deliver or cause to be delivered to Bradley, prior to the Closing Date, from each of the Affiliates of Tucker identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit D. Bradley shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of Bradley Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Bradley Common Stock, consistent with the terms of such Affiliate Letters.

          (b) Bradley shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Tucker may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of Bradley Common Stock received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) or (ii) any successor rule or regulation hereafter adopted by the SEC.

     7.11 EXPENSES. Subject to the provisions of Article 9, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (a) the filing fee in connection with the HSR Act filing, if any, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and (c) the expenses incurred for printing and mailing the Form S-4, shall be shared equally by Tucker and Bradley. All costs and expenses for professional services rendered pursuant to the transactions contemplated by this Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such services.

     7.12 INDEMNIFICATION.

          (a) Bradley agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees, advisors and agents of Tucker and the Tucker Subsidiaries (including, without limitation, TOP) as provided in their respective charters or By-Laws in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect. For a period of six years after the Effective Time, Bradley shall not amend, repeal or otherwise modify the provisions in its Charter and Bylaws providing for exculpation of director liability and indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees, advisors or agents of Tucker in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; PROVIDED, HOWEVER, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. In connection with the execution of this Agreement, all directors of Tucker shall enter into amendments to their existing indemnification agreements with Tucker and Bradley, substantially in the form of Exhibit H hereto, which will be effective as of the Effective Time. Nothing in the following paragraphs of this Section 7.12 shall create an inference, either by omission or inclusion, that limits in any way the rights set forth herein.

          (b) In addition to the rights provided in Section 7.12(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Tucker or Bradley or by or in the right of Tucker or Bradley or any claim, action, suit, proceeding or investigation in which any person who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time, a director of Tucker (the Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director of Tucker or any of the Tucker Subsidiaries (including, without limitation, TOP) or any action or omission by such person in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time, Bradley on one hand and the Indemnified Parties on the other hand, hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Bradley shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, liabilities, expenses (including reasonable attorneys fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In addition, after the Effective Time, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, Bradley shall promptly pay and advance expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of any claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, Bradley shall pay for only one counsel and one local counsel for all Indemnified Parties unless the use of one such counsel and one local counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case Bradley shall employ other counsel to the extent necessary to avoid a conflict of interest with any counsel or party involved in the matter. Notwithstanding anything to the contrary set forth in this Agreement, Bradley (i) shall not be liable for any settlement effected without its prior written consent, and (ii) shall not have any obligation hereunder to any Indemnified Party if a court of competent jurisdiction shall determine in a final and non-appealable order that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. In the event of such a final and non-appealable determination by a court that such indemnification is prohibited by applicable law, the Indemnified Person shall promptly refund to Bradley the amount of all expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Bradley of such claim and the relevant facts and circumstances with respect thereto, provided that the failure to provide such notice shall not affect the obligations of Bradley except to the extent such failure to notify materially prejudices Bradley's ability to defend such claim, action, suit, proceeding or investigation.

          (c) At or prior to the Effective Time, Bradley shall purchase directors liability insurance policy coverage for Tucker's directors and Executive Officers as provided in Schedule 7.12 hereto.

          (d) This Section 7.12 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Bradley. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.12 and Bradley acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants.

          (e) To the extent permitted by law, all rights of indemnification for the benefit of any director of Tucker shall be mandatory rather than permissive.

          (f) Any determination required to be made with respect to whether a party's conduct complies with the standards set forth in the Charter or By-Laws of the Surviving Corporation or under applicable law shall be made by (i) Sidley & Austin or (ii) in the event Sidley & Austin shall not be available to make such determination, then Skadden, Arps, Slate, Meagher & Flom or (iii) in the event that neither Sidley & Austin nor Skadden, Arps, Slate, Meagher & Flom shall be available to make such determination, then Kirkland & Ellis, or (iv) in the event that none of Sidley & Austin, Skadden, Arps, Slate, Meagher & Flom or Kirkland & Ellis shall be available to make such determination, then O Melveny & Myers (in each case whose reasonable fees and expenses shall be paid by the Surviving Corporation).

          (g) Notwithstanding anything to the contrary set forth in this Agreement, in the event any Indemnified Party is required to file suit against Bradley to enforce the indemnity obligations provided for in this Section, it shall be entitled to all expenses, including reasonable attorneys fees and expenses, which it has incurred in enforcing its rights hereunder.

          (h)  In the event that Bradley or any of its successors or assigns
(i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Bradley assume the obligations set forth in this Section.

     7.13 REORGANIZATION. From and after the date hereof and until the Effective Time, neither Bradley nor Tucker nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, Bradley shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

     7.14 CERTAIN BENEFITS.

          (a) Bradley agrees that Tucker and the Tucker Subsidiaries, and the Surviving Corporation and its subsidiaries after the Effective Time, will provide benefit plans to employees of Tucker and the Tucker Subsidiaries that, at the option of Bradley, either (i) will be no less favorable, in the aggregate, than those provided by Bradley and the Bradley Subsidiaries to their employees or (ii) will, in the aggregate, be no less favorable than those provided by Tucker and the Tucker Subsidiaries to their employees immediately prior to the date of this Agreement. Nothing contained in this Agreement shall be construed to grant any right of continued employment to any present employee of Tucker or any of the Tucker Subsidiaries.

          (b) Except for normal increases in the ordinary course of business that are consistent with past practices and cost increases of third party providers necessary to maintain benefits at current levels that, in the aggregate, do not result in a material increase in benefits or compensation expense to Tucker or any of the Tucker Subsidiaries or as set forth in Section 5.16 of the Tucker Disclosure Letter, Tucker will not, and will not permit any of the Tucker Subsidiaries to, adopt or amend (except as may be required by law and except for the establishment of the Severance Plan and the Severance Agreements) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to any of the foregoing.

     7.15 DIVIDENDS.

          (a) Prior to the Effective Time, Tucker and Bradley shall cooperate and coordinate with each other so that (i) the record date for regular quarterly dividends and distributions with respect to the fourth quarter of 1995 and thereafter until the Effective Time shall occur on the same date, (ii) the payment date for each such regular quarterly dividend and distribution shall be on the last day of such applicable quarter, and (iii) the amount of each such regular quarterly dividend and distribution shall not exceed $.25 per quarter for Tucker and $.33 per quarter for Bradley.

          (b) For its taxable year ending at the Effective Time (the "Short Taxable Year") Tucker will not have any (i) net income from foreclosure property as defined by Section 857(b)(4) of the Code or (ii) net income derived from prohibited transactions as defined by Section 857(b)(6) of the Code. Immediately prior to the Effective Time, Tucker will cause to be distributed a dividend (within the meaning of Section 316 of the Code) to its stockholders (the "Merger Dividend") of an amount such that (i) Tucker's real estate investment trust taxable income as defined in Section 857(b)(2) of the Code for the Short Taxable Year shall equal zero; (ii) Tucker's current and accumulated earnings and profits as described in Section 312 of the Code for the Short Taxable Year shall equal zero; and (iii) Tucker's deduction for dividends paid during the taxable year (within the meaning of Sections 561 and 857(a)(1) of the Code and determined without regard to "capital gain dividends" within the meaning of Section 857(b) of the Code) for the Short Taxable Year will equal or exceed the amount set forth in Section 857(a)(1)(A) and (B) of the Code.

          (c) Tucker will do all things necessary to ensure that it continues to meet all of the requirements to be treated as a REIT for all purposes under the Code and the income tax provisions of the State of Illinois (and any other state in which Tucker is subject to tax and which provides for the taxation of REITs in a manner similar to the treatment of REITs under Sections 856-860 of the Code) and shall make any and all required filings in connection therewith, including providing Bradley with all information, documentation and assistance Bradley may reasonably request in order for Bradley to mail the stockholder demand letters required by Treasury Regulation [Section] 1.857-8 within 30 days after the Effective Time and to take any other actions that may be necessary or appropriate for Bradley, as the Surviving Corporation, to take in order to maintain Tucker's status as a REIT through the Effective Time.

          (d) Bradley shall pay a dividend in connection with the Closing to its stockholders in an amount per share equal to the quotient obtained by dividing (x) the Merger Dividend per share paid by Tucker pursuant to Section 7.15(b) by (y) the Exchange Ratio.

          (e) Until the Effective Time, Bradley shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to
any of its respective shares of capital stock which is  extraordinary.   For
the purposes of this Agreement, a dividend, distribution or payment with respect to capital stock shall be considered extraordinary if (a) the Board of Directors of Bradley designates such cash payment as extraordinary when declared or (b) the amount by which any cash payment exceeds 200% of the most recent cash dividend declared by the Board of Directors of Bradley.

     7.16 IRS PRIVATE LETTER RULING. Tucker shall cooperate and assist Bradley in submitting an application for and obtaining the private letter ruling from the IRS which is described in Section 8.3(i) hereto.


                                   ARTICLE 8

8.   Conditions.
     -----------

     8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of stockholders of Bradley and Tucker.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

          (c) Neither of the parties hereto shall be subject to any order, ruling or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order, ruling or injunction shall have been issued, each party agrees to use its best efforts to have any such order, ruling or injunction lifted, stayed or reversed.

          (d) The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Bradley or Tucker, threatened by the SEC.

          (e) Bradley shall have obtained the approval for the listing of the shares of Bradley Common Stock issuable in the Merger on the NYSE, subject to official notice of issuance.

          (f) The consents set forth in Schedule 8.1(f) hereof shall have been obtained. All other consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Bradley, Tucker and their respective subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not have (i) a Tucker Material Adverse Effect or
(ii) a Bradley Material Adverse Effect, as the case may be.

     8.2 CONDITIONS TO OBLIGATIONS OF TUCKER TO EFFECT THE MERGER. The obligation of Tucker to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by
Tucker:

          (a) Each of the representations and warranties of Bradley contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time and Tucker shall have received a certificate, dated the Closing Date, signed on behalf of Bradley by the President of Bradley to the foregoing effect.

          (b) Bradley shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Tucker shall have received a certificate, dated the Closing Date, signed on behalf of Bradley by the President of Bradley to the foregoing effect.

          (c) Tucker shall have received the opinion of Mayer, Brown & Platt, or another nationally recognized law firm selected by Tucker, dated not less than five business days prior to the date the Form S-4 is declared effective by the SEC, reasonably acceptable to Tucker, and subject to customary conditions and qualifications (including reliance, in part, on representations of Bradley and Tucker and certain stockholders of Tucker), to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Sections 368(a)(1)(A) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

          (d) At closing, Tucker shall have received the opinion of Goodwin, Procter & Hoar, or another nationally recognized law firm selected by Bradley, in form and substance reasonably satisfactory to Tucker, to the effect that, for all applicable tax years for which Bradley's federal income tax returns are subject to audit and Bradley is subject to assessment for taxes reportable therein and through the date of the Closing, Bradley has qualified to be taxed as a REIT under Sections 856 through 860 of the Code.

          (e) From the date of this Agreement through the Effective Time, there shall not have occurred any change concerning Bradley or any of the Bradley Subsidiaries that has had or could be reasonably likely to have a Bradley Material Adverse Effect and Tucker shall have received a certificate, dated the Closing Date, signed on behalf of Bradley by the President of Bradley to the foregoing effect.

     8.3 CONDITIONS TO OBLIGATION OF BRADLEY TO EFFECT THE MERGER. The obligations of Bradley to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by
Bradley:

          (a) Each of the representations and warranties of Tucker contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and Bradley shall have received a certificate, dated the Closing Date, signed on behalf of Tucker by the President of Tucker to the foregoing effect.

          (b) Tucker shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Bradley shall have received a certificate, dated the Closing Date, signed on behalf of Tucker by the President of Tucker to the foregoing effect.

          (c) Bradley shall have received the opinion of Goodwin, Procter & Hoar, or another nationally recognized law firm selected by Bradley, dated not less than five business days prior to the date the Form S-4 is declared effective by the SEC, reasonably acceptable to Bradley, and subject to customary conditions and qualifications (including reliance, in part, on representations of Bradley and Tucker and certain stockholders of Tucker), to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Sections 368(a)(1)(A) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

          (d) At closing, Bradley shall have received (i) the opinion of Mayer, Brown & Platt, or another nationally recognized law firm selected by Tucker, in form and substance reasonably satisfactory to Bradley, to the effect that, for the taxable year ended December 31, 1995 and for the short taxable year ending at the date of the Closing, Tucker has qualified to be taxed as a REIT under Sections 856 through 860 of the Code and (ii) the opinion of Coopers & Lybrand LLP, independent public accountants for Tucker, in form and substance reasonably satisfactory to Bradley, to the effect that for the taxable years ended December 31, 1993 and December 31, 1994, Tucker qualified to be taxed as a REIT under Section 856 through 860 of the Code.

          (e) From the date of this Agreement through the Effective Time, there shall not have occurred any change concerning Tucker or any of the Tucker Subsidiaries, that has had or could be reasonably likely to have a Tucker Material Adverse Effect and Bradley shall have received a certificate, dated the Closing Date, signed on behalf of Tucker by the President of Tucker to the foregoing effect.

          (f) Tucker shall have obtained and delivered to Bradley estoppel certificates dated no earlier than 45 days prior to the Effective Time with respect to (x) each of the leases and REA Agreements set forth on Schedule 8.3(f) hereof and (y) leases representing a total of 50% of the total rented space of each Tucker Property, other than rented space represented by the leases listed on Schedule 8.3(f) hereof. Such estoppel certificates shall either be (x) substantially in the form of Exhibit E hereto or (y) in the form required by the applicable lease.

          (g) Tucker and all of the limited partners of TOP shall have executed the amended and restated TOP Partnership Agreement in the form attached hereto as Exhibit B and the transfers of securities contemplated by
Section 1.5 of this Agreement and all of the actions described in Section 1.6 of this Agreement have been consummated or shall have occurred.

          (h) Bradley shall have obtained a letter from Coopers & Lybrand LLP, independent public accountants for Tucker, in form and substance reasonably satisfactory to Bradley, certifying that (i) Tucker has satisfied the requirements of Section 7.15(b) of this Agreement and (ii) for federal income tax purposes, Tucker will not have any accumulated or current earnings or profits immediately prior to the Effective Time.

          (i) Bradley shall have received a private letter ruling from the IRS, in form and substance reasonably satisfactory to Bradley, to the effect that following the consummation of the Merger, each of TFC and Tucker Properties Investment, Inc. will qualify as a qualified REIT subsidiary of Bradley under Section 856(i) of the Code.


                                   ARTICLE 9

9.   Termination.
     ------------

     9.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of Tucker and Bradley:

          (a)  by mutual written consent of Bradley and Tucker; or

          (b) by either Bradley or Tucker if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action; or

          (c) by Bradley upon a breach of any representation, warranty, covenant or agreement on the part of Tucker set forth in this Agreement, or if any representation or warranty of Tucker shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied by June 30, 1996; PROVIDED, HOWEVER, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(c);

          (d) by Tucker upon a breach of any representation, warranty, covenant or agreement on the part of Bradley set forth in this Agreement, or if any representation or warranty of Bradley shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied by June 30, 1996; PROVIDED, HOWEVER, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(d);

          (e) by Bradley if (i) the Board of Directors of Tucker shall have failed to make, or shall have withdrawn, amended, modified or changed its approval or recommendation of this Agreement or any of the transactions contemplated hereby; (ii) Tucker shall have failed as soon as practicable to mail the Form S-4 to its stockholders or to include the recommendation of its Board of Directors of this Agreement and the transactions contemplated hereby in the Form S-4; (iii) the Board of Directors of Tucker shall have recommended that stockholders of Tucker accept or approve an Acquisition Proposal by a person other than Bradley (or Tucker or its Board shall have resolved to do such); or (iv) Tucker or its Board of Directors shall have resolved to do any of the foregoing;

          (f) by Tucker, if the Board of Directors of Tucker recommends to Tucker's stockholders approval or acceptance of a Acquisition Proposal by a person other than Bradley, but only in the event that the Board of Directors of Tucker, after consultation with and based upon the advice of Mayer, Brown & Platt or another nationally recognized law firm, has determined in good faith that such action is necessary for the Board of Directors of Tucker to comply with its fiduciary duties to its stockholders under applicable law;

          (g) by either Bradley or Tucker if this Agreement and the transactions contemplated hereby shall have failed to receive the requisite vote for approval and adoption by the stockholders of Bradley or Tucker upon the holding of a duly convened stockholder meeting;

          (h) by Tucker if (i) the Board of Directors of Bradley shall have failed to make, or shall have withdrawn, amended, modified or changed its approval or recommendation of this Agreement or the Merger or (ii) if the Board of Directors of Bradley recommends to Bradley's stockholders approval or acceptance of a proposal by a person other than Tucker to acquire 50% or more of the assets or stock of Bradley, by way of merger, tender offer, exchange offer or similar transaction; or

          (i) by either Bradley or Tucker, if the Merger shall not have been consummated on or before June 30, 1996 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed by it at or prior to the Effective Time).

     The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective employees, officers, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

     9.2  EFFECT OF TERMINATION.

          (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for agreements contained in
Section 10.5; PROVIDED, HOWEVER, that nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement or shall relieve Tucker from any liability under this Article 9.

          (b) If (x) Bradley terminates this Agreement pursuant to Section 9.1(e)(iii) or pursuant to 9.1(c) as a result of a willful breach by Tucker or
(y) Tucker terminates this Agreement pursuant to Section 9.1(f), then Tucker shall pay to Bradley an amount (the "Termination Amount") in cash equal to the sum of (i) $3,000,000, plus (ii) Bradley's out-of-pocket costs and expenses, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers, up to a maximum of $2,000,000 in accordance with the provisions of Section 9.3.

          (c) If Bradley terminates this Agreement pursuant to Section 9.1(e)(i), 9.1(e)(ii), 9.1(e)(iv) or 9.1(c) (except for a termination because of a willful breach by Tucker in which case the provisions of Section 9.2(b) will apply), Tucker shall pay all of Bradley's out-of-pocket costs and expenses, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers up to a maximum of $2,000,000 ("Expenses") in accordance with the provisions of Section 9.3.

          (d) If at any time prior to or within one year after termination of this Agreement (unless such termination was pursuant to Section 9.1(a), (b), (d), (g), (h) or (i)) Tucker enters into an agreement relating to an Acquisition Proposal with a person other than Bradley or Tucker's Board of Directors recommends or resolves to recommend to Tucker's stockholders approval or acceptance of an Acquisition Proposal with a person other than Bradley, then, upon the entry into such agreement or the making of such recommendation or resolution, Tucker shall pay to Bradley the Termination Amount in accordance with the provisions of Section 9.3 which amount shall be reduced by any monies previously paid by Tucker to Bradley pursuant to Section 9.2(b) or Section 9.2(c).

          (e) At any time prior to or within one year after termination of this Agreement, Tucker shall not enter into any agreement relating to an Acquisition Proposal with a person other than Bradley unless such agreement provides that such person shall, upon the execution of such agreement, pay any Termination Amount due Bradley under this Section 9.2. All such amounts shall be paid in accordance with the provisions of Section 9.3.

          (f) The parties acknowledge and agree that the provisions for payment of Expenses and/or the Termination Amount are included herein in order to induce Bradley to enter into this Agreement and to reimburse Bradley for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. The parties hereto agree that Bradley's rights to payment of the Expenses and/or Termination Amount shall be in addition to any other rights or remedies under contract, at law or in equity to which Bradley may be entitled.

          (g) Notwithstanding any provision to the contrary herein, the aggregate amount of the Termination Amount or Expenses, as the case may be, payable to Bradley pursuant to this Section 9.2 shall be subject to the limitations set forth in Section 9.3.

     9.3  PAYMENT OF TERMINATION AMOUNT OR EXPENSES.

          (a) In the event that Tucker is obligated to pay Bradley the Termination Amount and/or Expenses pursuant to Section 9.2 (the "Section 9.2 Amount"), Tucker (or any other person to the extent provided by Section 9.2(d)) shall pay to Bradley from the applicable Section 9.2 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of
(m) the Section 9.2 Amount and (n) the sum of (1) the maximum amount that can be paid to Bradley without causing Bradley to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by Bradley s certified public accountants, plus (2) in the event Bradley receives either (X) a letter from Bradley's counsel indicating that Bradley has received a ruling from the IRS described in Section 9.3(b)(ii) or (Y) an opinion from Bradley s counsel as described in Section 9.3(b)(ii), an amount equal to the Section 9.2 Amount less the amount payable under clause (1) above. To secure Tucker s obligation to pay these amounts, Tucker shall deposit into escrow an amount in cash equal to the Section 9.2 Amount with an escrow agent selected by Bradley and on such terms (subject to Section 9.3(b)) as shall be agreed upon by Bradley and the escrow agent. The payment or deposit into escrow of the
Section 9.2 Amount pursuant to this Section 9.3(a) shall be made within three days of the event which gives rise to the payment of the Section 9.2 Amount by wire transfer or bank check.

          (b) The escrow agreement shall provide that the Section 9.2 Amount in escrow or any portion thereof shall not be released to Bradley unless the escrow agent receives any one or combination of the following: (i) a letter from Bradley's certified public accountants indicating the maximum amount that can be paid by the escrow agent to Bradley without causing Bradley to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Bradley's accountants revising that amount, in which case the escrow agent shall release such amount to Bradley, or (ii) a letter from Bradley's counsel indicating that Bradley received a ruling from the IRS holding that the receipt by Bradley of the Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Bradley s legal counsel has rendered a legal opinion to the effect that the receipt by Bradley of the Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 9.2 Amount to Bradley. Tucker agrees to amend this
Section 9.3 at the request of Bradley in order to (x) maximize the portion of the Section 9.2 Amount that may be distributed to Bradley hereunder without causing Bradley to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Bradley's chances of securing a favorable ruling described in this Section 9.3(b) or (z) assist Bradley in obtaining a favorable legal opinion from its counsel as described in this Section 9.3(b); provided that Bradley's legal counsel has rendered a legal opinion to Bradley to the effect that such amendment would not cause Bradley to fail to meet the requirements of Section 856(c)(2) or (3) of the Code. The escrow agreement shall also provide that any portion of the Section 9.2 Amount held in escrow for five years shall be released by the escrow agent to Tucker. Tucker shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

          (c) Notwithstanding anything to the contrary set forth in this Agreement, in the event Bradley is required to file suit to seek all or a portion of Termination Amount and/or the Expenses, it shall be entitled to all expenses, including attorneys fees and expenses, which it has incurred in enforcing its rights hereunder; provided that payment of such expenses shall be subject to the limitations of Section 9.3(a) (determined as if such expenses were included in the Section 9.2 Amount).

     9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 10

10.  General Provisions.
     -------------------

     10.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, PROVIDED, HOWEVER, that the agreements contained in Article 4, the last sentence of Section 7.4 and Sections 7.10, 7.12, 7.13 and 7.14 and this Article 10 shall survive the Merger.

     10.2 NOTICES. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to Bradley:     E. Lawrence Miller, President
                        Bradley Real Estate, Inc.
                        250 Boylston Street
                        Boston, MA 02116
                        Fax No.  (617) 266-9453

     With copies to:    William B. King, P.C.
                        Goodwin, Procter & Hoar
                        Exchange Place
                        Boston, MA 02109
                        Fax No.  (617) 523-1231

     If to Tucker:      Kenneth L. Tucker, President
                        Tucker Properties Corporation
                        40 Skokie Boulevard
                        Northbrook, IL 60062
                        Fax No.  (708) 272-9931

     With copies to:    Edward J. Schneidman, Esq.
                        Mayer, Brown & Platt
                        190 S. LaSalle Street
                        Chicago, IL 60603-3441
                        Fax No.  (312) 701-7711

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

     10.3 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article 4 and Sections 7.10, 7.12, 7.13 and 7.14(b), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Tucker Disclosure Letter and the Bradley Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the partes with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     10.5 CONFIDENTIALITY.

          (a) As used herein, Confidential Material means, with respect to either party hereto (the "Providing Party"), all information, whether oral, written or otherwise, furnished to the other party hereto (the "Receiving Party") or such Receiving Party's directors, officers, partners, Affiliates (as defined in Rule 12b-2 under the Exchange Act), employees, agents or representatives (collectively, "Representatives"), by the Providing Party and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term "Confidential Material" does not include information which (i) is or becomes generally available, to the public other than as a result of a disclosure by the Receiving Party, its Representatives or anyone to whom the Receiving Party or any of its Representatives transmit any Confidential Material in violation of this Agreement, (ii) is or becomes known or available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party or one of its Representatives) who is not, to the knowledge of the Receiving Party after reasonable inquiry, prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal, fiduciary or other obligation or (iii) is contained in the Form S-4.

          (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section. In any event, each Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

          (c) In the event that either Receiving Party, its Representatives or anyone to whom such Receiving Party or its Representatives supply the Confidential Material, are requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal process) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing

Party of the existence, terms and circumstances surrounding such a request,
(ii) to consult with the Providing Party on the advisability of taking legal available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall, reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

          (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from either Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same.
Notwithstanding the foregoing, each Receiving Party and one Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

          (e) Tucker and Bradley agree that prior to and within one year after the termination of this Agreement they shall not solicit for employment, whether as an employee or independent contractor, any person who is (or has been within a period of one year) employed by the other, without the written consent of the other.

     10.6 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Tucker and Bradley, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws. Each of Tucker and Bradley hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in the State of Maryland (the "Maryland Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.

     10.8 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     10.9 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     10.10 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     10.11 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.12 INCORPORATION. The Tucker Disclosure Letter and the Bradley Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     10.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.14 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any Maryland Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.15     CERTAIN DEFINITIONS.

          (a) As used in this Agreement, the word Subsidiary or Subsidiaries when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power





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to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

          (b) As used in this Agreement, the word person means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

          (c) As used in this Agreement, the word affiliate shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     10.16 SCHEDULES. Any fact or item disclosed in one section of any Disclosure Letter or schedule hereto ("Schedule") shall be deemed to be disclosed with respect to any other relevant section of such Disclosure Letter or Schedule, whether or not an explicit cross-reference appears.





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     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                                BRADLEY REAL ESTATE, INC.
ATTEST:


By: /s/ William B. King                            By: /s/ E. Lawrence Miller
    -----------------------------                  -----------------------------
    Name: William B. King                          Name: E. Lawrence Miller
    Title: Secretary                               Title: President & CEO


                                                TUCKER PROPERTIES CORPORATION
ATTEST:


By: /s/ Richard H. Tucker                          By: /s/ Kenneth L. Tucker
    -----------------------------                  -----------------------------
    Name: Richard H. Tucker                        Name: Kenneth L. Tucker
    Title: Secretary                               Title: President





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